Exhibit 10.1

CREDIT AGREEMENT
dated as of November 29, 2010

among

AMB PROPERTY, L.P.,

THE BANKS LISTED HEREIN,

HSBC BANK USA, NATIONAL ASSOCIATION,

as Administrative Agent,
CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK,
as Syndication Agent,
and
HSBC SECURITIES, INC.

and

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK,

as Joint Lead Arrangers and Joint Bookrunners

and

MORGAN STANLEY SENIOR FUNDING, INC.,

as Documentation Agent

SCHEDULE 1.1
SCHEDULE 4.4(b)
SCHEDULE 4.6
SCHEDULE 5.11(c)(1)
SCHEDULE 5.11(c)(2)

CREDIT AGREEMENT
          THIS CREDIT AGREEMENT (this “Agreement”) dated as of November 29, 2010 among AMB PROPERTY, L.P. (the “Borrower”), the BANKS listed on the signature pages hereof, HSBC BANK USA, NATIONAL ASSOCIATION, as Administrative Agent, CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK, as Syndication Agent, and HSBC SECURITIES, INC. and CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK, as Joint Lead Arrangers and Joint Bookrunners, and MORGAN STANLEY SENIOR FUNDING, INC. as Documentation Agent.
W I T N E S S E T H:
          NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS
          Section 1.1 Definitions. The following terms, as used herein, have the following meanings:
          “Adjusted EBITDA” means, for any period, EBITDA for such period minus (a) an amount equal to appropriate reserves for replacements of Ten Cents ($0.10) (or in the case of any Real Property Asset owned by an Investment Affiliate or by a Consolidated Subsidiary, Borrower’s Share of Ten Cents ($0.10) per square foot per annum for each Real Property Asset (provided that, as to any Real Property Asset acquired during such period such Ten Cents ($0.10) per square foot adjustment shall be pro-rated for the period of ownership), plus (b) capitalized interest included in the basis of assets sold or contributed during such period to the extent that the gain from such sale or contribution was included or the loss from such sale or contribution was deducted in the calculation of EBITDA Adjusted EBITDA includes rental income actually earned and shall exclude non-cash expenses related to employee and trustee stock and stock options.
          “Adjusted Interbank Offered Rate” as applicable to any Interest Period means a rate per annum equal to the quotient obtained (rounded upward, if necessary, to the next higher 1/100 of 1%) by dividing (i) the Interbank Offered Rate applicable during such Interest Period by (ii) 1.00 minus the Euribor Reserve Percentage.
          “Administrative Agent” shall mean HSBC BANK USA, N.A., in its capacity as Administrative Agent hereunder, and its permitted successors in such capacity in accordance with the terms of this Agreement.
          “Administrative Questionnaire” means with respect to each Bank, an administrative questionnaire in the form prepared by the Administrative Agent and submitted to the Administrative Agent (with a copy to the Borrower) duly completed by such Bank.

          “Affiliate”, as applied to any Person, means any other Person that directly or indirectly controls, is controlled by, or is under common control with, that Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to vote ten percent (10.0%) or more of the equity securities having voting power for the election of directors of such Person or otherwise to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting equity securities or by contract or otherwise.
          “Agents” shall mean the Administrative Agent and the Syndication Agent, collectively.
          “Agreement” shall mean this Credit Agreement as the same may from time to time hereafter be modified, supplemented or amended.
          “AMB Revolver Provisions” has the meaning set forth in Section 9.5(b).
          “Applicable Interest Rate” means (i) with respect to any Fixed Rate Indebtedness, the fixed interest rate applicable to such Fixed Rate Indebtedness at the time in question, and (ii) with respect to any Floating Rate Indebtedness, either (x) the rate at which the interest rate applicable to such Floating Rate Indebtedness is actually capped (or fixed pursuant to an interest rate hedging device), at the time of calculation, if Borrower has entered into an interest rate cap agreement or other interest rate hedging device with respect thereto or (y) if Borrower has not entered into an interest rate cap agreement or other interest rate hedging device with respect to such Floating Rate Indebtedness, the greater of (A) the rate at which the interest rate applicable to such Floating Rate Indebtedness could be fixed for the remaining term of such Floating Rate Indebtedness, at the time of calculation, by Borrower’s entering into any unsecured interest rate hedging device either not requiring an upfront payment or if requiring an upfront payment, such upfront payment shall be amortized over the term of such device and included in the calculation of the interest rate (or, if such rate is incapable of being fixed by entering into an unsecured interest rate hedging device at the time of calculation, a fixed rate equivalent reasonably determined by Administrative Agent) or (B) the floating rate applicable to such Floating Rate Indebtedness at the time in question.
          “Applicable Lending Office” means with respect to any Bank, (i) in the case of its Base Rate Loans, its Domestic Lending Office, and (ii) in the case of its Euribor Loans, its Euribor Lending Office.
          “Applicable Margin” means with respect to each Loan, the respective percentages per annum determined, at any time, based on the range into which Borrower’s Credit Rating then falls, in accordance with the table set forth below. Any change in Borrower’s Credit Rating causing it to move to a different range on the table shall effect an immediate change in the Applicable Margin. Borrower shall have not less than two (2) Credit Ratings at all times. In the event that Borrower receives only two (2) Credit Ratings (one of which must be from S&P or Moody’s), and such Credit Ratings are not equivalent, the Applicable Margin shall be determined by the higher of such two (2) Credit Ratings. In the event that Borrower receives more than two (2) Credit Ratings, and such Credit Ratings are not all equivalent, the Applicable Margin shall be determined by the highest Credit Rating, provided that said highest rating shall be from S&P or Moody’s; provided, further, that if the highest rating is not from S&P or Moody’s, then the Applicable Margin shall be determined by the highest Credit Rating from either S&P or Moody’s. Should Borrower lose its Investment Grade Rating from both S&P and Moody’s, the Applicable Margin will revert to the unrated portion of the grid below. Upon reinstatement of its Investment Grade Rating from either S&P or Moody’s, the Applicable Margin will revert to the rated pricing grid below.

Range of	Applicable
Borrower’s	Margin for	Applicable
Credit Rating	Base Rate	Margin for
(S&P/Moody’s	Loans	Euribor Loans
Ratings)	(% per annum)	(% per annum)
A-/A3 or better	0.800	1.900
BBB+/Baa1	0.900	2.000
BBB/Baa2	1.050	2.150
BBB-/Baa3	1.350	2.450
<BBB-/Baa3 or unrated	2.050	3.150
          “Asset Management Fees” means, for any period, the actual asset management fees paid by non-wholly owned Consolidated Subsidiaries and Investment Affiliates of the Borrower and third parties unaffiliated with the Borrower or, in the case of any such fees paid to any Consolidated Subsidiaries or Investment Affiliates, the Borrower’s Share thereof, for such period, net of any expenses incurred in connection therewith for such period.
          “Assignee” has the meaning set forth in Section 9.6(c).
          “Balance Sheet Indebtedness” means with respect to any Person and assuming such Person is required to prepare financial statements in accordance with GAAP, without duplication, the Indebtedness of such Person which would be required to be included on the liabilities side of the balance sheet of such Person in accordance with GAAP excluding, in the case of Borrower or General Partner, the Balance Sheet Indebtedness of any Consolidated Subsidiary. Notwithstanding the foregoing, Balance Sheet Indebtedness shall include current liabilities and all guarantees of Indebtedness of any Person.
          “Balloon Payments” shall mean with respect to any loan constituting Balance Sheet Indebtedness, any required principal payment of such loan which is either (i) payable at the maturity of such Indebtedness or (ii) in an amount which exceeds fifteen percent (15%) of the original principal amount of such loan; provided, however, that the final payment of a fully amortizing loan shall not constitute a Balloon Payment.

          “Bank” means each entity (other than Borrower) listed on the signature pages hereof, each Assignee which becomes a Bank pursuant to Section 9.6(c), and their respective successors.
          “Bankruptcy Code” shall mean Title 11 of the United States Code, entitled “Bankruptcy”, as amended from time to time, and any successor statute or statutes.
          “Bankruptcy Event” means, with respect to any Bank, such Bank becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Bank by a governmental authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Bank with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Bank (or such governmental authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Bank.
          “Base Rate” means, for any day, a rate per annum equal to the highest of (i) the Prime Rate for such day, (ii) the sum of 0.50% plus the Federal Funds Rate for such day, and (iii) the sum of 1.00% plus the Adjusted Interbank Offered Rate for such day for deposits having a one month maturity. Each change in the Base Rate shall become effective automatically as of the opening of business on the date of such change in the Base Rate, without prior written notice to Borrower or Banks.
          “Base Rate Loan” means a Loan to be made by a Bank as a Base Rate Loan in accordance with the provisions of this Agreement.
          “Benefit Arrangement” means at any time an employee benefit plan within the meaning of Section 3(3) of ERISA which is not a Plan or a Multiemployer Plan and which is maintained or otherwise contributed to by any member of the ERISA Group.
          “Borrower” means AMB Property, L.P., a Delaware limited partnership.
          “Borrower’s Share” means Borrower’s and General Partner’s direct or indirect share of a Consolidated Subsidiary, a Joint Venture Subsidiary or an Investment Affiliate as reasonably determined by Borrower based upon Borrower’s and General Partner’s economic interest (whether direct or indirect) of such Consolidated Subsidiary, Joint Venture Subsidiary or Investment Affiliate, as of the date of such determination.
          “Borrowing” has the meaning set forth in Section 1.3.
          “Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in New York City are authorized by law to close.
          “Capital Leases” as applied to any Person, means any lease of any property (whether real, personal or mixed) by that Person as lessee which, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.

          “Capital Funding Loan” shall have the meaning set forth in Section 5.14 hereof.
          “Cash or Cash Equivalents” shall mean (a) cash; (b) marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by an agency thereof and backed by the full faith and credit of the United States, in each case maturing within one (1) year after the date of acquisition thereof; (c) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within ninety (90) days after the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from any two of S&P, Moody’s or Fitch (or, if at any time no two of the foregoing shall be rating such obligations, then from such other nationally recognized rating services acceptable to Administrative Agent ); (d) domestic corporate bonds, other than domestic corporate bonds issued by Borrower or any of its Affiliates, maturing no more than two (2) years after the date of acquisition thereof and, at the time of acquisition, having a rating of at least A or the equivalent from any two (2) of S&P, Moody’s or Fitch (or, if at any time no two of the foregoing shall be rating such obligations, then from such other nationally recognized rating services acceptable to Administrative Agent); (e) variable-rate domestic corporate notes or medium term corporate notes, other than notes issued by Borrower or any of its Affiliates, maturing or resetting no more than one (1) year after the date of acquisition thereof and having a rating of at least AA or the equivalent from two of S&P, Moody’s or Fitch (or, if at any time no two of the foregoing shall be rating such obligations, then from such other nationally recognized rating services acceptable to Administrative Agent); (f) commercial paper (foreign and domestic) or master notes, other than commercial paper or master notes issued by Borrower or any of its Affiliates, and, at the time of acquisition, having a long-term rating of at least A or the equivalent from S&P, Moody’s or Fitch and having a short-term rating of at least A-1 and P-1 from S&P and Moody’s, respectively (or, if at any time neither S&P nor Moody’s shall be rating such obligations, then the highest rating from such other nationally recognized rating services acceptable to Administrative Agent); (g) domestic and foreign certificates of deposit or domestic time deposits or foreign deposits or bankers’ acceptances (foreign or domestic) in Dollars, Euros, Pounds Sterling, Canadian Dollars, Yen, Hong Kong Dollars, or Singapore Dollars that are issued by a bank (I) which has, at the time of acquisition, a long-term rating of at least A or the equivalent from S&P, Moody’s or Fitch and (II) if a domestic bank, which is a member of the Federal Deposit Insurance Corporation; (h) overnight securities repurchase agreements, or reverse repurchase agreements secured by any of the foregoing types of securities or debt instruments, provided that the collateral supporting such repurchase agreements shall have a value not less than 101% of the principal amount of the repurchase agreement plus accrued interest; and (i) money market funds invested in investments substantially all of which consist of the items described in clauses (a) through (h) foregoing.
          “Closing Date” means the date on or after the Effective Date on which the conditions set forth in Section 3.1 shall have been satisfied to the satisfaction of the Administrative Agent.
          “Code” shall mean the Internal Revenue Code of 1986, as amended, and as it may be further amended from time to time, any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.

          “Commitment” means with respect to each Bank, the amount set forth under the name of such Bank on the signature pages hereof as its commitment for Loans (and, for each Bank which is an Assignee, the amount set forth in the Transfer Supplement entered into pursuant to Section 9.6(c) as the Assignee’s Commitment), as such amount may be reduced from time to time pursuant to Section 2.11(e) or in connection with an assignment to an Assignee, and as such amount may be increased pursuant to Section 9.19 or in connection with an assignment from an Assignor. The initial aggregate amount of the Banks’ Commitments is the Euro Equivalent Amount of €153,711,023.28.
          “Consolidated Subsidiary” means at any date any Subsidiary or other entity which is consolidated with Borrower or General Partner in accordance with GAAP.
          “Consolidated Subsidiary EBITDA” means, with respect to a Consolidated Subsidiary, for any period (i) Income from Operations of such Consolidated Subsidiary for such period, plus (ii) depreciation and amortization expense and other non-cash items deducted in the calculation of Income from Operations of such Consolidated Subsidiary for such period, plus (iii) Interest Expense deducted in the calculation of Income from Operations of such Consolidated Subsidiary for such period, all of the foregoing without duplication.
          “Consolidated Tangible Net Worth” means, at any time, the tangible net worth of Borrower, on a consolidated basis, determined in accordance with GAAP, plus preferred units issued by Consolidated Subsidiaries, plus all accumulated depreciation and amortization of Borrower plus Borrower’s Share of accumulated depreciation and amortization of Investment Affiliates, deducted, in either case, from earnings in calculating Net Income.
          “Construction Asset” has the meaning set forth in the definition of the term “Construction Asset Cost”.
          “Construction Asset Cost” shall mean, with respect to a Real Property Asset (or, in the case of any Real Property Asset to be developed in phases, any phase thereof) in which Development Activity has begun (as evidenced by obtaining a permit to commence construction of the applicable industrial or retail improvements by the applicable governmental authority) but has not yet been substantially completed (substantial completion shall be deemed to mean not less than 90% completion, as such completion shall be evidenced by a certificate of occupancy or its equivalent and the commencement of the payment of rent by tenants of such Real Property Asset or phase) (a “Construction Asset”), (i) in the case of the development and construction by the Borrower described in clause (a) of the definition of Development Activity, the aggregate, good faith estimate of the total cost to be incurred by the Borrower in the construction of such improvements (including land acquisition costs); (ii) in the case of the development and construction by a Joint Venture Subsidiary or a Consolidated Subsidiary of the Borrower described in clause (a) of the definition of Development Activity, an amount equal to Borrower’s Share of the aggregate, good faith estimate of the total cost to be incurred by such Joint Venture Subsidiary or such Consolidated Subsidiary, as applicable, in the construction of such improvements (including land acquisition costs); (iii) in the case of the financing of any development and construction by the Borrower, the amount the Borrower has committed to fund to pay the cost to complete such development and construction, (iv) in the case of the financing of any development and construction by a Joint Venture Subsidiary or a Consolidated Subsidiary

of the Borrower, an amount equal to Borrower’s Share of the amount such Joint Venture Subsidiary or such Consolidated Subsidiary, as applicable, has committed to fund to pay the cost to complete such development and construction; (v) in the case of the incurrence of any Contingent Obligations in connection with any development and construction by the Borrower, the amount of such Contingent Obligation of the Borrower, (vi) in the case of the incurrence of any Contingent Obligations in connection with any development and construction by a Joint Venture Subsidiary or a Consolidated Subsidiary of the Borrower, an amount equal to Borrower’s Share of the amount of such Contingent Obligation of such Joint Venture Subsidiary or such Consolidated Subsidiary, as applicable.
          “Contingent Obligation” as to any Person means, without duplication, (i) any contingent obligation of such Person required to be shown on such Person’s balance sheet in accordance with GAAP, and (ii) any obligation required to be disclosed in the footnotes to such Person’s financial statements, guaranteeing partially or in whole any Non-Recourse Indebtedness, lease, dividend or other obligation, exclusive of contractual indemnities (including, without limitation, any indemnity or price-adjustment provision relating to the purchase or sale of securities or other assets) and guarantees of non-monetary obligations (other than guarantees of completion) which have not yet been called on or quantified, of such Person or of any other Person. The amount of any Contingent Obligation described in clause (ii) shall be deemed to be (a) with respect to a guaranty of interest or interest and principal, or operating income guaranty, the Net Present Value of the sum of all payments required to be made thereunder (which in the case of an operating income guaranty shall be deemed to be equal to the debt service for the note secured thereby), calculated at the Applicable Interest Rate, through (i) in the case of an interest or interest and principal guaranty, the stated date of maturity of the obligation (and commencing on the date interest could first be payable thereunder), or (ii) in the case of an operating income guaranty, the date through which such guaranty will remain in effect, and (b) with respect to all guarantees not covered by the preceding clause (a), an amount equal to the stated or determinable amount of the primary obligation in respect of which such guaranty is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as recorded on the balance sheet and on the footnotes to the most recent financial statements of Borrower required to be delivered pursuant to Section 5.1 hereof. Notwithstanding anything contained herein to the contrary, guarantees of completion shall not be deemed to be Contingent Obligations unless and until a claim for payment or performance has been made thereunder, at which time any such guaranty of completion shall be deemed to be a Contingent Obligation in an amount equal to any such claim. Subject to the preceding sentence, (i) in the case of a joint and several guaranty given by such Person and another Person (but only to the extent such guaranty is recourse, directly or indirectly to Borrower), the amount of the guaranty shall be deemed to be 100% thereof unless and only to the extent that such other Person has delivered Cash or Cash Equivalents to secure all or any part of such Person’s guaranteed obligations, (ii) in the case of joint and several guarantees given by a Person in whom Borrower owns an interest (which guarantees are non-recourse to Borrower), to the extent the guarantees, in the aggregate, exceed 15% of Total Asset Value, the amount which is the lesser of (x) the amount in excess of 15% or (y) the amount of Borrower’s interest therein shall be deemed to be a Contingent Obligation of Borrower, and (iii) in the case of a guaranty (whether or not joint and several) of an obligation otherwise constituting Indebtedness of such Person, the amount of such guaranty shall be deemed to be only that amount in excess of the amount of the obligation constituting Indebtedness of such Person. Notwithstanding anything contained herein to the contrary, “Contingent Obligations” shall be deemed not to include guarantees of Unused Commitments or of construction loans to the extent the same have not been drawn. All matters constituting “Contingent Obligations” shall be calculated without duplication.
          “Convertible Securities” means evidences of shares of stock, limited or general partnership interests or other ownership interests, warrants, options, or other rights or securities which are convertible into or exchangeable for, with or without payment of additional consideration, common shares of beneficial interest of General Partner or partnership interests of Borrower, as the case may be, either immediately or upon the arrival of a specified date or the happening of a specified event.
          “Covenant Modification” has the meaning set forth in Section 9.5(b).
          “Credit Agreements” has the meaning set forth in Section 9.5(b).
          “Credit Party” means the Administrative Agent or any other Bank.
          “Credit Rating” means the rating assigned by the Rating Agencies to Borrower’s senior unsecured long term indebtedness.
          “Debt Restructuring” means a restatement of, or material change in, the amortization or other financial terms of any Indebtedness of General Partner, the Borrower or any Subsidiary or Investment Affiliate.
          “Debt Service” means, for any period and without duplication, Interest Expense for such period plus scheduled principal amortization (excluding Balloon Payments) for such period on all Balance Sheet Indebtedness of Borrower and General Partner, plus Borrower’s Share of scheduled principal amortization (excluding Balloon Payments) for such period on all Balance Sheet Indebtedness of Investment Affiliates and Consolidated Subsidiaries.
          “Default” means any condition or event which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.
          “Default Rate” has the meaning set forth in Section 2.8(d).
          “Defaulting Lender” means any Bank that (a) has failed, within three (3) Business Days of the date required to be funded or paid, to fund any portion of its Loans, (b) has failed, within five (5) Business Days of the date on which demand for payment is made to pay over to any Credit Party any other amount required to be paid by it hereunder, unless such Bank notifies the Administrative Agent in writing that such failure is the result of such Bank’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (c) has notified the Borrower or any Credit Party in writing that it does not intend to comply with any of its funding obligations under this Agreement (unless such writing indicates that such position is based on such Bank’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied), (d) has failed, within three Business Days after request by a Credit Party, acting in good faith and based on a reasonable belief that such Person will fail to comply with its funding obligations, to provide a confirmation in writing from such Bank that it will comply with its obligations to fund prospective Loans under this Agreement, provided that such Bank shall cease to be a Defaulting Lender pursuant to this clause (d) upon such Credit Party’s receipt of such confirmation, or (e) has become the subject of a Bankruptcy Event.
          “Development Activity” means (a) the development and construction or redevelopment of industrial or retail facilities by the Borrower or any of its Consolidated Subsidiaries or Joint Venture Subsidiaries excluding Unimproved Assets, (b) the financing by the Borrower or any of its Consolidated Subsidiaries or Joint Venture Subsidiaries of any such development or construction or redevelopment and (c) the incurrence by the Borrower or any of its Consolidated Subsidiaries or Joint Venture Subsidiaries of any Contingent Obligations in connection with such development or construction or redevelopment (other than purchase contracts for Real Property Assets which are not payable until after completion of development or construction).
          “Development Profits” means, for any period, the net gain or loss recognized from the disposition or contribution of value-added conversion projects and build-to-suit, redevelopment and development projects as reported net of estimated taxes, when applicable, in the development profits, net of taxes, line within the Borrower’s statements of operations for such period.
          “Dollars” and “$” means the lawful money of the United States.
          “Domestic Lending Office” means, as to each Bank, its office located at its address in the United States set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Domestic Lending Office) or such other office as such Bank may hereafter designate as its Domestic Lending Office by notice to the Borrower and the Administrative Agent.
          “EBITDA” means, for any period (i) Borrower’s and General Partner’s Income from Operations for such period, plus (ii) Borrower’s and General Partner’s depreciation and amortization expense and other non-cash items deducted in the calculation of Income from Operations for such period, plus (iii) Borrower’s and General Partner’s Interest Expense deducted in the calculation of Income from Operations for such period, minus (iv) the Consolidated Subsidiary EBITDA for each Consolidated Subsidiary, plus (v) Borrower’s Share of the Consolidated Subsidiary EBITDA for each Consolidated Subsidiary, plus (vi) Borrower’s Share of the Investment Affiliate EBITDA for each Investment Affiliate, all of the foregoing without duplication.
          “Effective Date” means the date this Agreement becomes effective in accordance with Section 9.9.
          “Environmental Affiliate” means any partnership, joint venture, trust or corporation in which an equity interest is owned directly or indirectly by the Borrower and, as a result of the ownership of such equity interest, Borrower may have recourse liability for

Environmental Claims against such partnership, joint venture, trust or corporation (or the property thereof).
          “Environmental Claim” means, with respect to any Person, any notice, claim, demand or similar communication (written or oral) by any other Person alleging potential liability of such Person for investigatory costs, cleanup costs, governmental response costs, natural resources damage, property damages, personal injuries, fines or penalties arising out of, based on or resulting from (i) the presence, or release into the environment, of any Materials of Environmental Concern at any location, whether or not owned by such Person or (ii) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law, in each case (with respect to both (i) and (ii) above) as to which there is a reasonable possibility of an adverse determination with respect thereto and which, if adversely determined, would have a Material Adverse Effect on the Borrower.
          “Environmental Laws” means any and all federal, state, and local statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, licenses, agreements and other governmental restrictions relating to the environment, the effect of the environment on human health or to emissions, discharges or releases of Materials of Environmental Concern into the environment including, without limitation, ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern or the clean up or other remediation thereof.
          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute.
          “ERISA Group” means the Borrower, any Subsidiary, General Partner and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control and all members of an “affiliated service group” which, together with the Borrower, any Subsidiary or General Partner, are treated as a single employer under Section 414 of the Code or Section 4001(b)(1) of ERISA.
          “Euribor Borrowing” has the meaning set forth in Section 1.3.
          “Euribor Business Day” means any Business Day on which banks are open for dealings in Euro deposits in the London interbank market and any day on which commercial banks are open for foreign exchange business in (i) London, or (ii) if such reference relates to the date on which any amount is to be paid or made available in Euros, the principal financial center.
          “Euribor Lending Office” means, as to each Bank, its office, branch or affiliate located at its address set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Euribor Lending Office) or such other office, branch or affiliate of such Bank as it may hereafter designate as its Euribor Lending Office by notice to the Borrower and the Administrative Agent.
          “Euribor Loan” means a Loan to be made by a Bank as a Euribor Loan in accordance with the applicable Notice of Borrowing.

          “Euribor Reference Bank” means the principal London offices of the Administrative Agent.
          “Euribor Reserve Percentage” means for any day that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) under Regulation D, as Regulation D may be amended, modified or supplemented, for determining the maximum reserve requirement for a member bank of the Federal Reserve System in New York City with deposits exceeding five billion dollars in respect of “Eurocurrency liabilities” (or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on Euribor Loans is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of any Bank to United States residents). The Adjusted Interbank Offered Rate shall be adjusted automatically on and as of the effective date of any change in the Euribor Reserve Percentage.
          “Euros” and “€” means the lawful money of the European Union.
          “Euro Equivalent Amount” shall mean (i) with respect to any amount of Dollars on any day, the equivalent amount in Euros of such amount of Dollars as determined by the Administrative Agent using the applicable Exchange Rate on such day and (ii) with respect to any amount of Euros, such amount.
          “Event of Default” has the meaning set forth in Section 6.1.
          “Exchange Rate” means, (i) the rate appearing on the relevant display page (as determined by the Administrative Agent) on the Reuters Monitor Money Rates Service for the sale of the Euros for Dollars in the London foreign exchange market at approximately 11:00 a.m. (London time) for delivery two (2) Euribor Business Days later or if not available (ii) the spot selling rate at which the Administrative Agent offers to sell Euros for Dollars in the London foreign exchange market at approximately 11:00 a.m. (London time) for delivery two Euribor Business Days later; provided, however, that if, at the time of any such determination, no such spot rate can reasonably be quoted, the Administrative Agent may use any reasonable method (including obtaining quotes from two (2) or more market makers for Euros) as it deems applicable to determine such rate, and such determination shall be conclusive absent manifest error.
          “Facility Amount” has the meaning set forth in Section 2.1.
          “Federal Funds Rate” means, for any day, the rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (i) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate quoted to the Administrative Agent on such day on such transactions as determined by the Administrative Agent.
          “Federal Reserve Board” means the Board of Governors of the Federal Reserve System as constituted from time to time.
          “FFO” means “funds from operations,” defined to mean, without duplication for any period, Income from Operations, plus (i) Borrower’s Share of Income from Operations of any Investment Affiliate (plus Borrower’s Share of real estate depreciation and amortization expenses of Investment Affiliates), plus (ii) real estate depreciation and amortization expense for such period.
          “Financing Partnerships” means any Subsidiary which is wholly-owned, directly or indirectly, by Borrower or by Borrower and General Partner, with General Partner holding, directly or indirectly other than through its interest in Borrower, no more than a 2% economic interest in such Subsidiary.
          “First Tier JV” has the meaning set forth in Section 5.14.
          “Fiscal Quarter” means a fiscal quarter of a Fiscal Year.
          “Fiscal Year” means the fiscal year of Borrower and General Partner.
          “Fitch” means Fitch, Inc., or any successor thereto.
          “Fixed Charges” for any Fiscal Quarter period means the sum of (i) Debt Service for such period, (ii) dividends on preferred units payable by Borrower for such period, and (iii) distributions made by Borrower in such period to Guarantor for the purpose of paying dividends on preferred shares in Guarantor. If any of the foregoing Indebtedness is subject to an interest rate cap agreement purchased by the Borrower, the Guarantor or a Consolidated Subsidiary, the interest rate shall be assumed to be the lower of the actual interest payable on such Indebtedness or the capped rate of such interest rate cap agreement. In no event shall any dividends payable on the Guarantor’s or any Consolidated Subsidiary’s common stock be included in Fixed Charges.
          “Fixed Rate Borrowing” has the meaning set forth in Section 1.3.
          “Fixed Rate Indebtedness” means all Indebtedness which accrues interest at a fixed rate.
          “Floating Rate Indebtedness” means all Indebtedness which is not Fixed Rate Indebtedness and which is not a Contingent Obligation or an Unused Commitment.
          “FMV Cap Rate” means seven and three-quarters percent (7.75%).
          “Foreign Property Interests” means Borrower’s or General Partner’s interest, without duplication, in Properties located outside the United States.

          “GAAP” means generally accepted accounting principles recognized as such in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.
          “General Partner” means AMB Property Corporation, a Maryland corporation qualified as a real estate investment trust and the sole general partner of Borrower.
          “Group of Loans” means, at any time, a group of Loans consisting of (i) all Loans which are Base Rate Loans at such time, or (ii) all Euribor Loans having the same Interest Period at such time; provided that, if a Loan of any particular Bank is converted to or made as a Base Rate Loan pursuant to Section 8.2 or 8.5, such Loan shall be included in the same Group or Groups of Loans from time to time as it would have been in if it had not been so converted or made.
          “Guarantor” shall mean AMB Property Corporation, a Maryland corporation qualified as a real estate investment trust.
          “Guaranty” shall mean that certain Guaranty Agreement, dated as of the date hereof, by General Partner, as guarantor, to Administrative Agent, for the benefit of the Banks.
          “Income from Operations” means, for any period, Net Income before (A) the deduction of (i) Taxes, (ii) minority interests, (iii) losses on sales of operating Real Property Assets, debt restructurings or write-ups or forgiveness of indebtedness, (iv) losses from extraordinary items, (v) payment of preferred dividends, calculated in conformity with GAAP, (vi) an adjustment to exclude the straight-lining of rents, (vii) non-cash losses from foreign currency fluctuations, and (viii) costs and expenses incurred during such period with respect to acquisitions consummated during such period, and (B) the addition of (i) gains on sales of operating Real Property Assets, debt restructurings or write-ups or forgiveness of indebtedness, (ii) gains from extraordinary items, and (iii) non-cash gains from foreign currency fluctuations.
          “Indebtedness” as applied to any Person (and without duplication), means (a) all indebtedness, obligations or other liabilities of such Person for borrowed money or for the deferred purchase price of property or services, including all liabilities of such Person evidenced by Securities or other similar instruments, (b) all Contingent Obligations of such Person, (c) all indebtedness obligations or other liabilities of such Person or others secured by a Lien on any asset of such Person, in excess of 2.5% of Total Liabilities in the aggregate, whether or not such indebtedness, obligations or liabilities are assumed by, or are a personal liability of such Person, and (d) all other items which, in accordance with GAAP, would be included as liabilities on the liability side of, or in the footnotes to the balance sheet of such Person, exclusive, however, of all dividends and distributions declared but not yet paid. Notwithstanding the foregoing, whenever the term “Indebtedness” is used with respect to Borrower or General Partner without expressly stating that such Indebtedness is to be determined on a consolidated basis, such “Indebtedness” shall only include Borrower’s Share of any Indebtedness of a Consolidated Subsidiary.
          “Indemnitee” has the meaning set forth in Section 9.3(b).

          “Interbank Offered Rate” applicable to any Interest Period means the average (rounded upward, if necessary, to the next higher 1/1000 of 1%) of the respective rates per annum at which deposits in Euros are offered to the Euribor Reference Bank in the London interbank market at approximately 11:00 a.m. (Brussels time) two Euribor Business Days before the first day of such Interest Period in an amount approximately equal to the principal amount of the Euribor Borrowing or Group of Loans or portion thereof to be converted into or continued as Euribor Loans to which such Interest Period is to apply and for a period of time comparable to such Interest Period.
          “Interest Expense” means, for any period and without duplication, total interest expense, whether paid, accrued or capitalized, determined in accordance with GAAP, with respect to Balance Sheet Indebtedness of Borrower and General Partner, plus Borrower’s Share of accrued, paid or capitalized interest with respect to any Balance Sheet Indebtedness of Investment Affiliates and Consolidated Subsidiaries (in each case, including, without limitation, the interest component of Capital Leases but excluding interest expense covered by an interest reserve established under a loan facility such as capitalized construction interest provided for in a construction loan and non-cash components of interest expense (including, but not limited to, the amortization of financing costs and debt premiums)).
          “Interest Period” means: with respect to each Euribor Borrowing, the period commencing on the date of such Borrowing specified in the Notice of Borrowing or on the date specified in the applicable Notice of Interest Rate Election and ending 7 days or 1, 2, 3, 6, or if available from all the Banks, 12 months thereafter as the Borrower may elect in the applicable Notice of Borrowing or Notice of Interest Rate Election; provided, that:
     (a) any Interest Period which would otherwise end on a day which is not a Euribor Business Day shall be extended to the next succeeding Euribor Business Day unless such Euribor Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Euribor Business Day;
          (b) any Interest Period which begins on the last Euribor Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Euribor Business Day of a calendar month; and
          (c) no Interest Period may end later than the Maturity Date.
          “Interest Rate Contracts” means, collectively, interest rate swap, collar, cap or similar agreements providing interest rate protection.
          “Intermediate Tier Entity” has the meaning set forth in Section 5.14.
          “International FinCo” has the meaning set forth in Section 5.14.
          “Intracompany Indebtedness” means Indebtedness whose obligor and obligee are each the Borrower, the Guarantor or a Consolidated Subsidiary.

          “Investment Affiliate” means any Person in whom Guarantor or Borrower holds an equity interest, directly or indirectly, whose financial results are not consolidated under GAAP with the financial results of Guarantor or Borrower on the consolidated financial statements of General Partner and Borrower.
          “Investment Affiliate EBITDA” means, for any period (i) Income from Operations of an Investment Affiliate for such period, plus (ii) depreciation and amortization expense and other non-cash items deducted in the calculation of Income from Operations of such Investment Affiliate for such period, plus (iii) Interest Expense deducted in the calculation of Income from Operations of such Investment Affiliate for such period, all of the foregoing without duplication.
          “Investment Grade Rating” means a rating for a Person’s senior long-term unsecured debt of BBB- or better from S&P or a rating of Baa3 or better from Moody’s. In the event that Borrower receives Credit Ratings only from S&P and Moody’s, and such Credit Ratings are not equivalent, the higher of such two (2) Credit Ratings shall be used to determine whether an Investment Grade Rating was achieved. In the event that Borrower receives more than two (2) Credit Ratings, and such Credit Ratings are not all equivalent, the highest Credit Rating shall be used to determine whether an Investment Grade Rating was achieved, provided that said highest rating is from S&P or Moody’s; provided, further, that if the highest rating is not from S&P or Moody’s, then the highest Credit Rating from either S&P or Moody’s shall be used to determine whether an Investment Grade Rating was achieved.
          “Investment Mortgages” means mortgages securing indebtedness with respect to Real Property Assets directly or indirectly owed to Borrower or any of its Subsidiaries, including, without limitation, certificates of interest in real estate mortgage investment conduits.
          “Joint Lenders” has the meaning set forth in Section 5.14.
          “Joint Venture Interests” means partnership, joint venture, membership or other equity interests issued by any Person which is an Investment Affiliate that is not a Subsidiary, is not consolidated with Borrower and is not controlled by a Joint Venture Parent.
          “Joint Venture Parent” means Borrower or one or more Financing Partnerships of Borrower which directly or indirectly owns any interest in a Joint Venture Subsidiary.
          “Joint Venture Subsidiary” means any entity (other than a Financing Partnership) in which (i) a Joint Venture Parent owns at least 50% of the economic interests and (ii) the sale or financing of any Property owned by such Joint Venture Subsidiary is substantially controlled by a Joint Venture Parent, subject to customary provisions set forth in the organizational documents of such Joint Venture Subsidiary with respect to refinancings or rights of first refusal granted to other members of such Joint Venture Subsidiary. For purposes of the preceding sentence, the sale or financing of a Property owned by a Joint Venture Subsidiary shall be deemed to be substantially controlled by a Joint Venture Parent, if such Joint Venture Parent has the ability to exercise a buy-sell right in the event of a disagreement regarding the sale or financing of such Property.
          “JV Non-US Property Owner” has the meaning set forth in Section 5.14.

          “Lead Arrangers” means HSBC Securities, Inc. and Credit Agricole Corporate and Investment Bank, in their capacity as Joint Lead Arrangers and Joint Bookrunners hereunder.
          “Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind, or any other type of preferential arrangement, in each case that has the effect of creating a security interest, in respect of such asset. For the purposes of this Agreement, Borrower or any Consolidated Subsidiary shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.
          “Loan” means a loan made by a Bank pursuant to Section 2.1; provided that, if any such loan or loans (or portions thereof) are combined or subdivided pursuant to a Notice of Interest Rate Election, the term “ Loan” shall refer to the combined principal amount resulting from such combination or to each of the separate principal amounts resulting from such subdivision, as the case may be.
          “Loan Documents” means this Agreement, the Notes, and the Guaranty.
          “Majority Banks” means at any time Banks having at least 51% of the aggregate amount of Commitments, or if the Commitments shall have been terminated, holding Notes evidencing at least 51% of the aggregate unpaid principal amount of the Loans.
          “Material Acquisition” means, during any twelve (12) month period, the acquisition of one or more Real Property Assets or portfolios of Real Property Assets or operating businesses, each of which Real Property Assets, portfolio of Real Property Assets or operating businesses, as the case may be, individually had a purchase price of not less than 3% of Total Asset Value and all of which Real Property Assets, portfolio of Real Property Assets or operating businesses collectively had an aggregate purchase price of 7.5% or more of Total Asset Value.
          “Material Adverse Effect” means an effect resulting from any circumstance or event or series of circumstances or events, of whatever nature (but excluding general economic conditions), which does or could reasonably be expected to, materially and adversely impair (i) the ability of the Borrower and its Consolidated Subsidiaries, taken as a whole, to perform their respective obligations under the Loan Documents, or (ii) the ability of Administrative Agent or the Banks to enforce the Loan Documents.
          “Materials of Environmental Concern” means and includes pollutants, contaminants, hazardous wastes, toxic and hazardous substances, asbestos, lead, petroleum and petroleum by-products.
          “Maturity Date” shall mean the date when all of the Obligations hereunder shall be due and payable which shall be November 29, 2015, unless accelerated pursuant to the terms hereof.
          “Moody’s” means Moody’s Investors Services, Inc. or any successor thereto.

          “Multiemployer Plan” means at any time an employee pension benefit plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has at any time after September 25, 1980 made contributions or has been required to make contributions (for these purposes any Person which ceased to be a member of the ERISA Group after September 25, 1980 will be treated as a member of the ERISA Group).
          “Negative Pledge” means, with respect to any Property, any covenant, condition, or other restriction entered into by the owner of such Property or directly binding on such Property which prohibits or limits the creation or assumption of any Lien upon such Property to secure any or all of the Obligations; provided, however, that such term shall not include (a) any covenant, condition or restriction contained in any ground lease from a governmental entity, and (b) financial covenants given for the benefit of any Person that may be violated by the granting of any Lien on any Property to secure any or all of the Obligations.
          “Net Income” means, for any period, net income as calculated in conformity with GAAP.
          “Net Offering Proceeds” means all cash or other assets received by General Partner or Borrower as a result of the issuance or sale of common shares of beneficial interest, preferred shares of beneficial interest, partnership interests, preferred partnership units, limited liability company interests, Convertible Securities or other ownership or equity interests in General Partner or Borrower less customary costs and discounts of issuance paid by General Partner or Borrower, as the case may be.
          “Net Price” means, with respect to the purchase of any Property, without duplication, (i) the aggregate purchase price paid as cash consideration for such purchase (without adjustment for prorations), including, without limitation, the principal amount of any note received or other deferred payment to be made in connection with such purchase (except as described in clause (ii) below) and the value of any non-cash consideration delivered in connection with such purchase (including, without limitation, shares or preferred shares of beneficial interest in General Partner and OP Units or Preferred OP Units (as defined in Borrower’s partnership agreement)) plus (ii) reasonable costs of sale and non-recurring taxes paid or payable in connection with such purchase or sale.
          “Net Present Value” shall mean, as to a specified or ascertainable dollar amount, the present value, as of the date of calculation of any such amount using a discount rate equal to the Base Rate in effect as of the date of such calculation.
          “Non-Recourse Indebtedness” means Indebtedness with respect to which recourse for payment is limited to (i) specific Property or Properties encumbered by a Lien securing such Indebtedness and/or another Person so long as there is no recourse to Borrower or the General Partner, or (ii) any Consolidated Subsidiary or Investment Affiliate (provided that if an entity is a partnership, there is no recourse to Borrower or General Partner as a general partner of such partnership); provided, however, that personal recourse of Borrower or General Partner for any such Indebtedness for fraud, misrepresentation, misapplication of cash, waste, environmental claims and liabilities and other circumstances customarily excluded by institutional lenders from exculpation provisions and/or included in separate indemnification agreements in non-recourse financing of real estate shall not, by itself, prevent such Indebtedness from being characterized as Non-Recourse Indebtedness. For purposes of the foregoing and for the avoidance of doubt, (a) if the Indebtedness is partially guaranteed by the Borrower or the General Partner, then the portion of such Indebtedness that is not so guaranteed shall still be Non-Recourse Indebtedness if it otherwise satisfies the requirements in this definition, and (b) if the liability of Borrower or the General Partner under any such guaranty is itself limited to specific Property or Properties, then such Indebtedness shall still be Non-Recourse Indebtedness if such Indebtedness otherwise satisfies the requirements of this definition.
          “Non-US Property” has the meaning set forth in Section 5.14.
          “Non-US Property Owners” has the meaning set forth in Section 5.14.
          “Notes” means the promissory notes of the Borrower and each Qualified Borrower, substantially in the form of Exhibit A and Exhibit A-1 hereto, respectively, evidencing the obligation of the Borrower to repay the Loans, and “Note” means any one of such promissory notes issued hereunder.
          “Notice of Borrowing” means a notice from Borrower in accordance with Section 2.2.
          “Notice of Interest Rate Election” has the meaning set forth in Section 2.7.
          “Obligations” means all obligations, liabilities, indemnity obligations and Indebtedness of every nature of the Borrower, from time to time owing to Administrative Agent or any Bank under or in connection with this Agreement or any other Loan Document.
          “Parent” means, with respect to any Bank, any Person as to which such Bank is, directly or indirectly, a subsidiary.
          “Participant” has the meaning set forth in Section 9.6(b).
          “PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.
          “Permitted Holdings” means Unimproved Assets, interests in Taxable REIT Subsidiaries and Investment Mortgages, but only to the extent permitted in Section 5.8.
          “Permitted Liens” means:
     a. Liens for Taxes, assessments or other governmental charges not yet due and payable or which are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted in accordance with the terms hereof;
     b. statutory liens of carriers, warehousemen, mechanics, materialmen and other similar liens imposed by law, which are incurred in the ordinary course of business for sums not more than sixty (60) days delinquent or which are being contested in good faith in accordance with the terms hereof;
     c. deposits made in the ordinary course of business in connection with worker’s compensation, unemployment insurance and other social security legislation or to secure liabilities to insurance carriers;
     d. utility deposits and other deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, purchase contracts, construction contracts, governmental contracts, statutory obligations, surety bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;
     e. Liens for purchase money obligations for equipment (or Liens to secure Indebtedness incurred within 90 days after the purchase of any equipment to pay all or a portion of the purchase price thereof or to secure Indebtedness incurred solely for the purpose of financing the acquisition of any such equipment, or extensions, renewals, or replacements of any of the foregoing for the same or lesser amount); provided that (i) the Indebtedness secured by any such Lien does not exceed the purchase price of such equipment, (ii) any such Lien encumbers only the asset so purchased and the proceeds upon sale, disposition, loss or destruction thereof, and (iii) such Lien, after giving effect to the Indebtedness secured thereby, does not give rise to an Event of Default;
     f. easements, rights-of-way, zoning restrictions, other similar charges or encumbrances and all other items listed on Schedule B to Borrower’s owner’s title insurance policies, except in connection with any Indebtedness, for any of Borrower’s Real Property Assets, so long as the foregoing do not interfere in any material respect with the use or ordinary conduct of the business of Borrower and do not diminish in any material respect the value of the Property to which it is attached or for which it is listed;
     g. (I) Liens and judgments which have been or will be bonded (and the Lien on any cash or securities serving as security for such bond) or released of record within thirty (30) days after the date such Lien or judgment is entered or filed against General Partner, Borrower, or any Subsidiary, or (II) Liens which are being contested in good faith by appropriate proceedings for review and in respect of which there shall have been secured a subsisting stay of execution pending such appeal or proceedings and as to which the subject asset is not at risk of forfeiture;
     h. Liens on Property of the Borrower or its Subsidiaries (other than Unencumbered Property) securing Indebtedness which may be incurred or remain outstanding without resulting in an Event of Default hereunder; and
     i. Liens in favor of Borrower, General Partner or a Consolidated Subsidiary against any asset of any Consolidated Subsidiary or any Investment Affiliate.
          “Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity or organization, including, without limitation, a government or political subdivision or an agency or instrumentality thereof.

          “Plan” means at any time an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and either (i) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or (ii) has at any time within the preceding five years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group.
          “Preferred Stock Subsidiary” means a corporation organized with two classes of stock, consisting of one class of voting common shares and one class of non-voting preferred shares, all of whose preferred shares are owned by a Person seeking to be treated as a real estate investment trust under the Code (or an operating partnership of which such Person is general partner) and all of the common shares of which are owned by individuals or entities who are neither owned nor controlled by such Person (but which individuals may be, and which entities may be owned and controlled by, officers, directors or employees of such Person), and to which such Person (or an operating partnership of which such Person is general partner) has contributed at least ninety-five percent (95%) or more of the equity capital raised by such corporation in exchange for the issuance of such corporation’s shares.
          “Prime Rate” means the rate of interest publicly announced by the Administrative Agent from time to time as its Prime Rate (it being understood that the same shall not necessarily be the best rate offered by the Administrative Agent to customers).
          “principal financial center” means London, England.
          “Pro Rata Share” means, with respect to any Bank, a fraction (expressed as a percentage), the numerator of which shall be the amount of such Bank’s Commitment and the denominator of which shall be the aggregate amount of all of the Banks’ Commitments, as adjusted from time to time in accordance with the provisions of this Agreement.
          “Property” means, with respect to any Person, any real or personal property, building, facility, structure, equipment or unit, or other asset owned by such Person, including, without limitation, operating businesses
          “Qualified Borrower” means a foreign or domestic limited partnership, limited liability company or other business entity duly organized under the laws of its jurisdiction of formation of which the Borrower (or a Person that is owned and controlled by the Borrower) is the sole general partner or managing member, the Indebtedness of which, in all cases, can be guaranteed by the Borrower pursuant to the provisions of the Borrower’s Agreement of Limited Partnership.
          “Qualified Borrower Guaranty” means a full and unconditional guaranty of payment in the form of Exhibit E attached hereto, enforceable against Borrower for the payment of a Qualified Borrower’s debt or obligation to the Banks.
          “Qualified Borrower Joinder Agreements” means, collectively, one or more Qualified Borrower Joinder Agreements, among Administrative Agent (on behalf of the Banks) and a Qualified Borrower relating to a Subsidiary which is to become a Qualified Borrower hereunder at any time on or after the date of this Agreement, the form of which is attached hereto as Exhibit C.
          “Qualified Institution” means a Bank, or one or more banks, finance companies, insurance or other financial institutions which (A) has (or, in the case of a bank which is a subsidiary, such bank’s parent has) a rating of its senior debt obligations of not less than Baa-1 by Moody’s or a comparable rating by a rating agency acceptable to Syndication Agent and (B) has total assets in excess of Ten Billion Dollars ($10,000,000,000).
          “Rating Agencies” means, collectively, S&P, Moody’s and Fitch.
          “Real Property Assets” means as to any Person as of any time, the real property assets (including, without limitation, interests in participating mortgages in which such Person’s interest therein is characterized as equity according to GAAP) owned directly or indirectly by such Person at such time.
          “Recourse Debt” shall mean Indebtedness that is not Non-Recourse Indebtedness.
          “Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time
          “REIT” means a real estate investment trust, as defined under Section 856 of the Code.
          “Requisite Lenders” has the meaning set forth in Section 9.5(b).
          “Revised Adjusted EBITDA” means, for any period, Adjusted EBITDA for such period, less (a) interest income, plus (b) actual general and administrative expenses for such period to the extent deducted in calculating Adjusted EBITDA; for purposes of calculating Revised Adjusted EBITDA, “Net Income” shall be deemed to include as to any Real Property Asset with respect to which a tenant received any free rent during such period, the amount of such free rent as if the same had been paid in cash by such tenant.
          “Revolving Credit Agreement” means the Fourth Amended and Restated Revolving Credit Agreement, dated as of November 10, 2010, among the Borrower, JPMorgan Chase Bank, N.A., and the banks party thereto.
          “S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., or any successor thereto.
          “Second Tier Funding Loan” has the meaning set forth in Section 5.14.
          “Secured Debt” means Indebtedness (but excluding Intracompany Indebtedness), the payment of which is secured by a Lien (other than a Permitted Lien, except for those Permitted Liens described in clause (h) of the definition thereof) on any Property owned or leased by General Partner or Borrower plus Borrower’s Share of Indebtedness (but excluding Intracompany Indebtedness), the payment of which is secured by a Lien (other than a Permitted

Lien, except for those Permitted Liens described in clause (h) of the definition thereof) on any Property owned or leased by any Investment Affiliate or any Consolidated Subsidiary.
          “Securities” means any stock, partnership interests, shares, shares of beneficial interest, voting trust certificates, bonds, debentures, notes or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities,” or any certificates of interest, shares, or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire any of the foregoing, but shall not include Joint Venture Interests, any interest in any Subsidiary of General Partner or Borrower, any interest in a Taxable REIT Subsidiary, any Indebtedness which would not be required to be included on the liabilities side of the balance sheet of General Partner or Borrower on a consolidated basis in accordance with GAAP, any Cash or Cash Equivalents or any evidence of the Obligations.
          “Sharing Event” means (i) the occurrence of an Event of Default with respect to the Borrower or General Partner under clauses (f) or (g) of Section 6.1,or (ii) the acceleration of the Loans pursuant to Article VI.
          “Solvent” means, with respect to any Person, that the fair saleable value of such Person’s assets exceeds the Indebtedness of such Person.
          “Stabilized Occupancy Rate” means, as of any date for any Real Property Asset, that the percentage of the rentable area of such Real Property Asset leased to and occupied by tenants or other persons pursuant to bona fide leases, licenses, or other agreements requiring current rent or other similar payments who are currently paying such rent or other similar payments, is at least ninety percent (90%).
          “Subsidiary” means any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by the Borrower or General Partner.
          “Subsidiary Operating Partnership” shall mean a limited liability company or limited partnership in which the only interest therein not owned (directly or indirectly) by Borrower and/or General Partner shall be preference interests or preference units, respectively.
          “Substantially Controlled by Borrower” means, with respect to any action, that such action is substantially controlled by Borrower as contemplated under Section 5.14.
          “Syndication Agent” means Credit Agricole Corporate and Investment Bank, in its capacity as syndication agent hereunder and its permitted successors in such capacity in accordance with the terms of this Agreement.
          “Taxable REIT Subsidiary” means any corporation (other than a REIT) in which General Partner directly or indirectly owns stock and General Partner and such corporation jointly elect that such corporation shall be treated as a taxable REIT subsidiary of General Partner under and pursuant to Section 856 of the Code.

          “Taxes” means all federal, state, local and foreign income and gross receipts taxes.
          “Term” has the meaning set forth in Section 2.10.
          “Termination Event” shall mean (i) a “reportable event”, as such term is described in Section 4043 of ERISA (other than a “reportable event” not subject to the provision for 30-day notice to the PBGC), or an event described in Section 4062(e) of ERISA, (ii) the withdrawal by any member of the ERISA Group from a Multiemployer Plan during a plan year in which it is a “substantial employer” (as defined in Section 4001(a)(2) of ERISA), or the incurrence of liability by any member of the ERISA Group under Section 4064 of ERISA upon the termination of a Multiemployer Plan, (iii) the filing of a notice of intent to terminate any Plan under Section 4041 of ERISA, other than in a standard termination within the meaning of Section 4041 of ERISA, or the treatment of a Plan amendment as a distress termination under Section 4041 of ERISA, (iv) the institution by the PBGC of proceedings to terminate, impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or cause a trustee to be appointed to administer, any Plan or (v) any other event or condition that might reasonably constitute grounds for the termination of, or the appointment of a trustee to administer, any Plan or the imposition of any liability or encumbrance or Lien on the Real Property Assets or any member of the ERISA Group under ERISA or the Code.
          “Tiered Non-US Property” has the meaning set forth in Section 5.14.
          “Total Asset Value” means, with respect to Borrower and without duplication,
          (i) the quotient obtained by dividing (a) (1) Revised Adjusted EBITDA for the previous four (4) Fiscal Quarters most recently ended, minus (2) for any Property (other than Construction Assets or Unimproved Assets) which was acquired by Borrower, a Consolidated Subsidiary or an Investment Affiliate in any of the previous four (4) Fiscal Quarters, the Revised Adjusted EBITDA attributable to such Property to the extent the same was included in the Revised Adjusted EBITDA of Borrower in clause (1), minus (3) for any Transition Property, the Revised Adjusted EBITDA attributable to such Real Property Asset to the extent the same was included in the Revised Adjusted EBITDA of Borrower in clause (1), minus (4) Asset Management Fees and Development Profits for the previous four (4) Fiscal Quarters most recently ended to the extent the same was included in the Revised Adjusted EBITDA of Borrower in clause (1), by (b) the FMV Cap Rate, plus (ii) for any Property which was acquired by Borrower in any of the previous four (4) Fiscal Quarters, the sum of (x) the Net Price of the Property paid by Borrower for such Property and (y) the cost of capital expenditures actually incurred in connection with such Property, plus (iii) for any Property which was acquired by an Investment Affiliate or a Consolidated Subsidiary in any of the previous four (4) Fiscal Quarters, the sum of (x) Borrower’s Share of the Net Price of the Property paid by such Investment Affiliate or by such Consolidated Subsidiary, as applicable, for such Property, and (y) Borrower’s share of the cost of capital expenditures actually incurred in connection with such Property, plus (iv) for any Transition Property, the quotient obtained by dividing (a) the Revised Adjusted EBITDA attributable to such Property for the previous four (4) Fiscal Quarters most recently ended, by (b) the FMV Cap Rate, but not less than the sum of (1) the book value of any such Transition Property of the Borrower plus the allowance for accumulated depreciation for such asset on that date, as determined in accordance with GAAP, and (2) Borrower’s Share of the book value of any such Transition Property of any Investment Affiliate or any Consolidated Subsidiary of the Borrower plus the allowance for accumulated depreciation for such asset on that date, as determined in accordance with GAAP, plus (v) the quotient obtained by dividing (a) Asset Management Fees for the previous four (4) Fiscal Quarters most recently ended by (b) twelve and one half percent (12 1/2%), plus (vi) the quotient obtained by dividing (a) Development Profits for the previous four (4) Fiscal Quarters most recently ended by (b) twelve and one half percent (12 1/2%), but not more than 7.5% of Total Asset Value, plus (vii) the value of any Cash or Cash Equivalent owned by Borrower (including Cash or Cash Equivalents held in restricted Section 1031 accounts under the control of Borrower or any Consolidated Subsidiary), and Borrower’s Share of any Cash or Cash Equivalent owned by any Consolidated Subsidiary or Investment Affiliate (including Cash or Cash Equivalents held in restricted Section 1031 accounts under the control of Borrower or any Consolidated Subsidiary), plus (viii) the book value of any Construction Assets, Unimproved Assets and any other tangible assets of Borrower (including foreign currency exchange agreements, to the extent such agreements are material and are reported or are required under GAAP to be reported by the Borrower in its financial statements) plus the allowance for accumulated depreciation for such asset on that date, as determined in accordance with GAAP, plus (ix) Borrower’s Share of the book value of any Construction Assets, Unimproved Assets and any other tangible assets of any Investment Affiliate or any Consolidated Subsidiary plus the allowance for accumulated depreciation for such asset on that date, as determined in accordance with GAAP. For purposes of the foregoing, a Real Property Asset which was a Construction Asset will be deemed to have been acquired on the date it ceases to be a Construction Asset.
          “Total Liabilities” means, as of the date of determination and without duplication, all Balance Sheet Indebtedness of Borrower and General Partner, plus Borrower’s Share of all Balance Sheet Indebtedness of Investment Affiliates and Consolidated Subsidiaries.
          “Transition Property” means, as of any date, (a) any Real Property Asset that at any time during the previous four (4) Fiscal Quarters most recently ended did not have a Stabilized Occupancy Rate, whether or not such Real Property Asset at any time prior to the date of determination had reached a Stabilized Occupancy Rate, or (b) any Real Property Asset which never reached a Stabilized Occupancy Rate after it ceased to be a Construction Asset.

          “Unencumbered Net Operating Cash Flow” means, as of any date of determination, the Unencumbered Net Operating Income for the previous four (4) Fiscal Quarters; provided that , as to any Unencumbered Property acquired (or, in the case of any Unencumbered Property that ceased to be a Construction Asset during such period, deemed acquired) during such period, Unencumbered Net Operating Cash Flow shall be adjusted by deducting the actual Unencumbered Net Operating Income for such Unencumbered Property during such four (4) Fiscal Quarters and by adding the product of the Unencumbered Net Operating Income for such Property for the most recent Fiscal Quarter multiplied by 4.
          “Unencumbered Net Operating Income” means, for any period, for all Unencumbered Properties, the aggregate revenues from each such Unencumbered Property for such period (including, without limitation, lease termination fees appropriately amortized, but excluding deferred rents receivable) or in the case of any Unencumbered Property owned by a Joint Venture Subsidiary, Borrower’s Share thereof, less the cost of maintaining such Unencumbered Properties (including, without limitation, taxes, insurance, repairs and maintenance, but excluding depreciation, amortization, interest costs and capital expenditures) or in the case of any Unencumbered Property owned by a Joint Venture Subsidiary, Borrower’s Share thereof (provided that as to any Unencumbered Property acquired during such period, only revenues and property level expenses attributable to such period occurring after such acquisition shall be included), as adjusted (i) for capital expenditure reserves at the rate of Ten Cents ($0.10, or in the case of any Unencumbered Property owned by a Joint Venture Subsidiary, Borrower’s Share of Ten Cents ($0.10)) per square foot per annum of space leased as of the applicable date of determination (provided that, as to any Unencumbered Property acquired during such period, such amount per square foot shall be pro-rated for the period of ownership), and (ii) to exclude the effects of straight-lining of rents.
          “Unencumbered Property” means any retail or industrial Real Property Asset (including Unimproved Assets and Construction Assets, but excluding interests in participating mortgages in which such Person’s interest therein is characterized as equity according to GAAP) from time to time which (i) is an operating Real Property Asset which is owned directly or indirectly 100% in fee (or ground leasehold) by Borrower, a Financing Partnership or a Joint Venture Subsidiary, (ii) is not subject (nor are any equity interests in such Property that are owned directly or indirectly by Borrower, General Partner or any Joint Venture Parent subject) to a Lien which secures Indebtedness of any Person other than Permitted Liens, (iii) is not subject (nor are any equity interests in such Property that are owned directly or indirectly by Borrower, General Partner or any Joint Venture Parent subject) to any Negative Pledge (provided that a financial covenant given for the benefit of any Person that may be violated by the granting of any Lien on any Property to secure any or all of the Obligations shall not be deemed a Negative Pledge), and (iv) if owned by a domestic Financing Partnership or Joint Venture Subsidiary (other than a Financing Partnership or Joint Venture Subsidiary that invests primarily with foreign currencies or primarily in foreign countries), such Financing Partnership or Joint Venture Subsidiary shall not be the borrower or guarantor of any Unsecured Debt other than the Loans.
          “Unimproved Assets” means Real Property Assets (or, in the case of any Real Property Assets to be developed in phases, any phase thereof) containing no material improvements other than infrastructure improvements such as roads, utility feeder lines and the like.

          “United States” means the United States of America, including the fifty states and the District of Columbia.
          “Unrestricted Cash or Cash Equivalents” means Cash or Cash Equivalents owned by Borrower, and Borrower’s Share of any Cash or Cash Equivalent owned by any Consolidated Subsidiary or Investment Affiliate, that are not subject to any pledge, lien or control agreement, less (i) $35,000,000, (ii) amounts normally and customarily set aside by Borrower for operating, capital and interest reserves, and (iii) amounts placed with third parties as deposits or security for contractual obligations.
          “Unsecured Debt” means the amount of Indebtedness (excluding Intracompany Indebtedness) for borrowed money of General Partner, Borrower, any Financing Partnership, any Preferred Stock Subsidiary or Joint Venture Subsidiary and which is not Secured Debt, including, without limitation, the amount of all then outstanding Loans.
          “Unsecured Debt Yield” has the meaning set forth in Section 5.8(i).
          “Unsecured Interest Expense” means, as of any date of determination, for the previous four (4) Fiscal Quarters, the Interest Expense paid, accrued or capitalized on Unsecured Debt, provided, however, in the case of any Preferred Stock Subsidiary, Joint Venture Subsidiary or Consolidated Subsidiary only an amount equal to the Borrower’s Share of any such Interest Expense on Unsecured Debt of such entity shall be included in Unsecured Interest Expense.
          “Unused Commitments” shall mean an amount equal to all unadvanced funds (other than unadvanced funds in connection with any construction loan) which any third party is obligated to advance to Borrower or another Person or otherwise pursuant to any loan document, written instrument or otherwise.
          “Yen Revolving Credit Agreement” has the meaning set forth in Section 9.5(b).
          Section 1.2 Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP applied on a basis consistent (except for changes concurred in by the Borrower’s independent public accountants) with the most recent audited consolidated financial statements of the Borrower and its Consolidated Subsidiaries delivered to the Administrative Agent; provided that for purposes of references to the financial results and information of “General Partner, on a consolidated basis,” General Partner shall be deemed to own one hundred percent (100%) of the partnership interests in Borrower; and provided further that, if the Borrower notifies the Administrative Agent that the Borrower wishes to amend any covenant in Article V to eliminate the effect of any change in GAAP on the operation of such covenant (or if the Administrative Agent notifies the Borrower that the Majority Banks wish to amend Article V for such purpose), then the Borrower’s compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner reasonably satisfactory to the Borrower and the Majority Banks.

          Section 1.3 Types of Borrowings. The term “Borrowing” denotes the aggregation of Loans of one or more Banks to be made to the Borrower pursuant to Article 2 on the same date, all of which Loans are of the same type (subject to Article 8) and, except in the case of Base Rate Loans, have the same initial Interest Period. Borrowings are classified for purposes of this Agreement either by reference to the pricing of Loans comprising such Borrowing (e.g., a “Fixed Rate Borrowing” is a Euribor Borrowing; and a “Euribor Borrowing” is a Borrowing comprised of Euribor Loans).
ARTICLE II
THE CREDITS
          Section 2.1 Commitments to Lend. Each Bank severally agrees, on the terms and conditions set forth in this Agreement, on the Closing Date, to make Loans to the Borrower and to Qualified Borrowers in an amount equal to its Commitment. Subject to the provisions of Section 9.19 hereof, in no event shall the aggregate Loans outstanding at any time exceed €_______ (as adjusted pursuant to Section 9.19, the “Facility Amount”).
          Section 2.2 Notice of Borrowing. With respect to any Borrowing, the Borrower shall give Administrative Agent notice not later than 1:00 P.M. (New York City time) (x) the Business Day prior to the Closing Date or the closing of any increase in the Commitments pursuant to Section 9.19, in the case of a Base Rate Borrowing, or (y) the fourth (4th) Euribor Business Day before the Closing Date or the closing of any increase in the Commitments pursuant to Section 9.19, in the case of a Euribor Borrowing, specifying:
(i) the date of such Borrowing, which shall be a Business Day in the case of a Base Rate Borrowing or a Euribor Business Day in the case of a Euribor Borrowing,
(ii) the aggregate amount of such Borrowing,
(iii) whether the Loans comprising such Borrowing are to be Base Rate Loans or Euribor Loans,
(iv) in the case of a Euribor Borrowing, the duration of the Interest Period applicable thereto, subject to the provisions of the definition of Interest Period,
(v) if such Borrowing is to be made by a Qualified Borrower, the identity of the Qualified Borrower;
(vi) payment instructions for delivery of such Borrowing; and
(vii) certify that no Default or Event of Default has occurred or is continuing.
          Section 2.3 Intentionally Omitted.
          Section 2.4 Intentionally Omitted.

          Section 2.5 Notice to Banks; Funding of Loans.
               (a) Upon receipt of a Notice of Borrowing from Borrower in accordance with Section 2.2 hereof, the Administrative Agent shall, on the date such Notice of Borrowing is received by the Administrative Agent, notify each applicable Bank of the contents thereof and of such Bank’s share of such Borrowing, of the interest rate determined pursuant thereto and the Interest Period(s) (if different from those requested by the Borrower) and such Notice of Borrowing shall not thereafter be revocable by the Borrower, unless Borrower shall pay any applicable expenses pursuant to Section 2.14.
               (b) Not later than 2:00 p.m. (local time to the principal financial center) on the date of each Borrowing as indicated in the applicable Notice of Borrowing, each Bank shall (except as provided in subsection (d) of this Section) make available its share of such Borrowing in Euros immediately available in the principal financial center, to the Administrative Agent at its address referred to in Section 9.1.
               (c) Intentionally Omitted.
               (d) Unless the Administrative Agent shall have received notice from a Bank prior to the date of any Borrowing that such Bank will not make available to the Administrative Agent such Bank’s share of such Borrowing, the Administrative Agent may assume that such Bank has made such share available to the Administrative Agent on the date of such Borrowing in accordance with this Section 2.5 and the Administrative Agent may, in reliance upon such assumption, but shall not be obligated to, make available to the Borrower on such date a corresponding amount on behalf of such Bank. If and to the extent that such Bank shall not have so made such share available to the Administrative Agent, such Bank agrees to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, at the rate of interest applicable to such Borrowing hereunder. If such Bank shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Bank’s Loan included in such Borrowing for purposes of this Agreement. If such Bank shall not pay to Administrative Agent such corresponding amount after reasonable attempts are made by Administrative Agent to collect such amounts from such Bank, Borrower agrees to repay, or cause the applicable Qualified Borrower to repay, to Administrative Agent forthwith on demand such corresponding amounts together with interest thereto, for each day from the date such amount is made available to Borrower or such Qualified Borrower, as the case may be, until the date such amount is repaid to Administrative Agent, at the interest rate applicable thereto one (1) Business Day after demand. Nothing contained in this Section 2.5(d) shall be deemed to reduce the Commitment of any Bank or in any way affect the rights of Borrower with respect to any defaulting Bank or Administrative Agent. The failure of any Bank to make available to the Administrative Agent such Bank’s share of any Borrowing in accordance with Section 2.5(b) hereof shall not relieve any other Bank of its obligations to fund its Commitment, in accordance with the provisions hereof.
               (e) Subject to the provisions hereof, the Administrative Agent shall make available each Borrowing to Borrower or the applicable Qualified Borrower in Euros immediately available in accordance with, and on the date set forth in, the applicable Notice of Borrowing.
          Section 2.6 Notes.
               (a) The Loans of each Bank shall be evidenced by a single Note made by each Borrower (including any Qualified Borrower) payable to the order of such Bank for the account of its Applicable Lending Office.
               (b) Each Bank may, by notice to the Borrower and the Administrative Agent, request that its Loans of a particular type be evidenced by a separate Note in an amount equal to the aggregate unpaid principal amount of such Loans. Any additional costs incurred by the Administrative Agent, the Borrower or the Banks in connection with preparing such a Note shall be at the sole cost and expense of the Bank requesting such Note. In the event any Loans evidenced by such a Note are paid in full prior to the Maturity Date, any such Bank shall return such Note to Borrower. Each such Note shall be in substantially the form of Exhibit A hereto with appropriate modifications to reflect the fact that it evidences solely Loans of the relevant type. Upon the execution and delivery of any such Note, any existing Note payable to such Bank shall be replaced or modified accordingly. Each reference in this Agreement to the “Note” of such Bank shall be deemed to refer to and include any or all of such Notes, as the context may require.
               (c) Upon receipt of each Bank’s Note pursuant to Section 3.1(a), the Administrative Agent shall forward such Note to such Bank. Each Bank shall record the date, amount, type and maturity of each Loan made by it and the date and amount of each payment of principal made by the Borrower or Qualified Borrower, as the case may be, with respect thereto, and may, if such Bank so elects in connection with any transfer or enforcement of its Note, endorse on the appropriate schedule appropriate notations to evidence the foregoing information with respect to each such Loan then outstanding; provided that the failure of any Bank to make any such recordation or endorsement shall not affect the obligations of the Borrower or applicable Qualified Borrower hereunder or under the Notes. Each Bank is hereby irrevocably authorized by the Borrower and each Qualified Borrower so to endorse its Note and to attach to and make a part of its Note a continuation of any such schedule as and when required.
               (d) The Loans shall mature, and the principal amount thereof shall be due and payable, on the Maturity Date.
               (e) Intentionally Omitted.
               (f) There shall be no more than ten (10) Euribor Groups of Loans outstanding at any one time.
          Section 2.7 Method of Electing Interest Rates. (a) The Loans included in each Borrowing shall bear interest initially at the type of rate specified by the Borrower or Qualified Borrower, as the case may be, in the applicable Notice of Borrowing. Thereafter, the Borrower or the applicable Qualified Borrower (or the Borrower on behalf of the applicable Qualified Borrower) may from time to time elect to change or continue the type of interest rate borne by each Group of Loans (subject in each case to the provisions of Article VIII), as follows:

(i) if such Loans are Base Rate Loans, the Borrower may elect to convert all or any portion of such Loans to Euribor Loans as of any Euribor Business Day;
(ii) if such Loans are Euribor Loans, the Borrower or the applicable Qualified Borrower (or the Borrower on behalf of the applicable Qualified Borrower) may elect to convert all or any portion of such Loans to Base Rate Loans and/or elect to continue all or any portion of such Loans as Euribor Loans for an additional Interest Period or additional Interest Periods, in each case effective on the last day of the then current Interest Period applicable to such Loans, or on such other date designated by Borrower or the applicable Qualified Borrower (or the Borrower on behalf of the applicable Qualified Borrower) in the Notice of Interest Rate Election provided Borrower or the applicable Qualified Borrower (or the Borrower on behalf of the applicable Qualified Borrower) shall pay any losses pursuant to Section 2.14.
Each such election shall be made by delivering a notice (a “Notice of Interest Rate Election”) to the Administrative Agent at least three (3) Euribor Business Days prior to, but excluding, the effective date of the conversion or continuation selected in such notice. A Notice of Interest Rate Election may, if it so specifies, apply to only a portion of the aggregate principal amount of the relevant Group of Loans; provided that (i) such portion is allocated ratably among the Loans comprising such Group, (ii) the portion to which such Notice applies, and the remaining portion to which it does not apply, are each €3,000,000 or any larger multiple of €1,000,000, (iii) there shall be no more than ten (10) Euribor Groups of Loans outstanding at any time, (iv) no Loan may be continued as, or converted into, a Euribor Loan when any Event of Default has occurred and is continuing, provided, further, that if any Bank has previously advised the Administrative Agent and Borrower that it is unable to make a Base Rate Loan and such notice has not been withdrawn, the applicable Borrower shall be deemed to have continued any Loan that is a Euribor Loan as a Euribor Loan and, unless the applicable Borrower timely elects an Interest Period, shall be deemed to have elected an Interest Period of 7 days, and (v) no Interest Period shall extend beyond the Maturity Date.
               (b) Each Notice of Interest Rate Election shall specify:
(i) the Group of Loans (or portion thereof) to which such notice applies;
(ii) the date on which the conversion or continuation selected in such notice is to be effective, which shall comply with the applicable clause of subsection (a) above;
(iii) if the Loans comprising such Group are to be converted, the new type of Loans and, if such new Loans are Euribor Loans, the duration of the initial Interest Period applicable thereto; and
(iv) if such Loans are to be continued as Euribor Loans for an additional Interest Period, the duration of such additional Interest Period.
Each Interest Period specified in a Notice of Interest Rate Election shall comply with the provisions of the definition of Interest Period.

               (c) Upon receipt of a Notice of Interest Rate Election from the Borrower or Qualified Borrower pursuant to subsection (a) above, the Administrative Agent shall notify each Bank the same day as it receives such Notice of Interest Rate Election of the contents thereof, the interest rates determined pursuant thereto and the Interest Periods (if different from those requested by the Borrower or Qualified Borrower) and such notice shall not thereafter be revocable by the Borrower or Qualified Borrower. If the Borrower or Qualified Borrower fails to deliver a timely Notice of Interest Rate Election to the Administrative Agent for any Group of Euribor Loans, then such Group of Euribor Loans shall bear interest at a rate equal to the rate for Euribor Loans having a one month Interest Period.
               (d) Notwithstanding anything to the contrary contained herein, if any Bank has previously advised the Administrative Agent and Borrower that it is unable to make a Base Rate Loan and until such notice is withdrawn, (i) the Base Rate Loan option shall not be available to Borrower and Borrower shall only have the option to make Euribor Borrowings,and (ii) with respect to any Borrowing made (or deemed made) during such period, the Borrower shall be deemed to have elected the Euribor Borrowing option and, unless the Borrower makes a timely election otherwise, shall be deemed to have elected an Interest Period of 7 days, and (iii) if the Interest Period with respect to any Euribor Loans shall end during such period, Borrower shall be deemed to have elected to continue such Euribor Loans as Euribor Loans and, unless the Borrower makes a timely election otherwise, such Borrower shall be deemed to have elected an Interest Period of 7 days.
          Section 2.8 Interest Rates.
               (a) Each Base Rate Loan shall bear interest on the outstanding principal amount thereof, for each day from the date such Loan is made until the date it is repaid or converted into a Euribor Loan pursuant to Section 2.7, at a rate per annum equal to sum of the Base Rate plus the Applicable Margin for Base Rate Loans for such day.
               (b) Each Euribor Loan shall bear interest on the outstanding principal amount thereof, for each day during the Interest Period applicable thereto, at a rate per annum equal to the sum of the Applicable Margin for Euribor Loans for such day plus the Adjusted Interbank Offered Rate applicable to such Interest Period.
               (c) Intentionally Omitted.
               (d) In the event that, and for so long as, any Event of Default shall have occurred and be continuing, the outstanding principal amount of the Loans, and, to the extent permitted by applicable law, overdue interest in respect of all Loans, shall bear interest at the annual rate equal to the sum of the Base Rate and two percent (2%) (unless any Bank has previously advised the Administrative Agent and Borrower that it is unable to make a Base Rate Loan, in which event the “Default Rate” shall be Euribor with an Interest Period of 7 days plus the Applicable Margin for Euribor Loans plus 2%) (the “Default Rate”).
               (e) The Administrative Agent shall determine each interest rate applicable to the Loans hereunder. The Administrative Agent shall give prompt notice to the

Borrower and the Banks of each rate of interest so determined, and its determination thereof shall be conclusive in the absence of demonstrable error.
               (f) Intentionally Omitted.
               (g) Interest on all Loans bearing interest at the Base Rate shall be payable on the first Business Day of each calendar month. Interest on all Loans bearing interest based on the London Interbank Offered Rate shall be payable on the last Euribor Business Day of the applicable Interest Period, but no less frequently than every three months determined on the basis of the first (1st) day of the Interest Period applicable to the Loan in question.
          Section 2.9 Intentionally Omitted.
          Section 2.10 Maturity Date. The term (the “Term”) of the Commitments (and each Bank’s obligations to make Loans hereunder) shall terminate and expire on the Maturity Date. Upon the date of the termination of the Term, any Loans then outstanding (together with accrued interest thereon and all other Obligations) shall be due and payable on such date.
          Section 2.11 Optional Prepayments.
               (a) The Borrower may, upon at least one (1) Business Day’s notice to the Administrative Agent, prepay any Group of Base Rate Loans, in whole at any time, or from time to time in part in amounts aggregating €750,000 or more, by paying the principal amount to be prepaid together with accrued interest thereon to the date of prepayment. Each such optional prepayment shall be applied to prepay ratably the Loans of the several Banks included in such Group or Borrowing.
               (b) The Borrower may, upon at least three (3) Euribor Business Days’ notice to the Administrative Agent, pay all or any portion of any Euribor Loan as of the last day of the Interest Period applicable thereto. Except as provided in Article 8 and except with respect to any Euribor Loan which has been converted to a Base Rate Loan pursuant to Section 8.2, 8.3 or 8.4 hereof, the Borrower may not prepay all or any portion of the principal amount of any Euribor Loan prior to the end of the Interest Period applicable thereto unless the Borrower shall also pay any applicable expenses pursuant to Section 2.14. Each such optional prepayment shall be in the amounts set forth in Section 2.11(a) above and shall be applied to prepay ratably the Loans of the Banks included in any Group of Euribor Loans, except that any Euribor Loan which has been converted to a Base Rate Loan pursuant to Section 8.2, 8.3 or 8.4 hereof may be prepaid without ratable payment of the other Loans in such Group of Loans which have not been so converted.
               (c) Intentionally Omitted.
               (d) Intentionally Omitted.
               (e) Intentionally Omitted.
               (f) Any amounts so prepaid pursuant to Section 2.11 (a) or (b) may not be reborrowed.

          Section 2.12 Intentionally Omitted.
          Section 2.13 General Provisions as to Payments.
               (a) The Borrower or Qualified Borrower, as the case may be, shall make each payment of the principal of and interest on the Loans and fees hereunder, by initiating a wire transfer not later than 1:00 P.M. (local time to the principal financial center) on the date when due, of funds immediately available in the principal financial center, to the Administrative Agent at its address referred to in Section 9.1, and the Borrower shall deliver a reference number evidencing such wire to Administrative Agent as soon as possible thereafter on the date when due. The Administrative Agent will promptly (and in any event within one (1) Euribor Business Day after receipt thereof) distribute to each Bank its ratable share of each such payment received by the Administrative Agent for the account of the Banks. If and to the extent that the Administrative Agent shall receive any such payment for the account of the Banks on or before 11:00 A.M. (local time to the principal financial center) on any Euribor Business Day, and Administrative Agent shall not have distributed to any Bank its applicable share of such payment on such day, Administrative Agent shall distribute such amount to such Bank together with interest thereon, for each day from the date such amount should have been distributed to such Bank until the date Administrative Agent distributes such amount to such Bank, at the Federal Funds Rate. Whenever any payment of principal of, or interest on the Base Rate Loans shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next succeeding Business Day. Whenever any payment of principal of, or interest on, the Euribor Loans shall be due on a day which is not a Euribor Business Day, the date for payment thereof shall be extended to the next succeeding Euribor Business Day unless such Euribor Business Day falls in another calendar month, in which case the date for payment thereof shall be the next preceding Euribor Business Day. If the date for any payment of principal is extended by operation of law or otherwise, interest thereon shall be payable for such extended time.
               (b) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Banks hereunder that the Borrower or Qualified Borrower, as the case may be, will not make such payment in full, the Administrative Agent may assume that the Borrower or Qualified Borrower, as the case may be, has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Bank on such due date an amount equal to the amount then due such Bank. If and to the extent that the Borrower or Qualified Borrower, as the case may be, shall not have so made such payment, each Bank shall repay to the Administrative Agent forthwith on demand such amount distributed to such Bank together with interest thereon, for each day from the date such amount is distributed to such Bank until the date such Bank repays such amount to the Administrative Agent, at the Federal Funds Rate.
               (c) If any Bank shall fail to make any payment required to be made by it pursuant to Section 2.5, 2.13 or 9.3, then the Administrative Agent, notwithstanding any contrary provision hereof, shall (i) apply any amounts thereafter received by the Administrative Agent for the account of such Bank for the benefit of the Administrative Agent to satisfy such Bank’s obligations to it under such Section until all such unsatisfied obligations are fully paid, and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Bank under any such Section, in the case of each of clauses (i) and (ii) above, in any order as determined by the Administrative Agent in its reasonable discretion.
          Section 2.14 Funding Losses. If the Borrower or Qualified Borrower, as the case may be, makes any payment of principal with respect to any Euribor Loan (pursuant to Article II, VI or VIII or otherwise) on any day other than the last day of the Interest Period applicable thereto, or if the Borrower or Qualified Borrower, as the case may be, fails to borrow any Euribor Loans after notice has been given to any Bank in accordance with Section 2.5(a), or if Borrower or Qualified Borrower, as the case may be, shall deliver a Notice of Interest Rate Election specifying that a Euribor Loan shall be converted on a date other than the first (1st) day of the then current Interest Period applicable thereto, the Borrower shall reimburse each Bank within 15 days after certification of such Bank of such loss or expense (which shall be delivered by each such Bank to Administrative Agent for delivery to Borrower) for any resulting loss or expense incurred by it (or by an existing Participant in the related Loan), including, without limitation, any loss incurred in obtaining, liquidating or employing deposits from third parties, but excluding loss of margin for the period after any such payment or failure to borrow, provided that such Bank shall have delivered to Administrative Agent and Administrative Agent shall have delivered to the Borrower a certification as to the amount of such loss or expense, which certification shall set forth in reasonable detail the basis for and calculation of such loss or expense and shall be conclusive in the absence of demonstrable error.
          Section 2.15 Computation of Interest. All other interest shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day).
          Section 2.16 Use of Proceeds. The Borrower shall use, or shall cause any Qualified Borrower to use, the proceeds of the Loans for general corporate purposes, including, without limitation, the acquisition of real property to be used in the Borrower’s existing business and for general working capital needs of the Borrower.
          Section 2.17 Addition of Qualified Borrowers; Release of Qualified Borrowers.
               (a) If after the Closing Date, Borrower desires to cause another Subsidiary which otherwise satisfies the definition of a Qualified Borrower hereunder to become a Qualified Borrower hereunder, then Borrower shall so notify the Administrative Agent and, upon satisfaction of the following conditions, such Subsidiary shall become a Qualified Borrower under this Agreement: (i) such Subsidiary shall duly execute and deliver to the Administrative Agent applicable Qualified Borrower Joinder Documents and (ii) such Subsidiary shall satisfy all of the conditions with respect thereto set forth in the Qualified Borrower Joinder Agreement. The Administrative Agent shall promptly notify each Bank upon a Subsidiary’s addition as a Qualified Borrower hereunder. Each such Qualified Borrower shall remain a Qualified Borrower hereunder until released as provided in Section 2.17(b) below.
               (b) At such time as no Loan is outstanding to any Qualified Borrower, at the option of such Qualified Borrower or Borrower and upon notice to Administrative Agent,

such Qualified Borrower shall be released as a Qualified Borrower under the Loan Documents, and the Notes or Qualified Borrower Undertakings, as applicable, executed and delivered by such Qualified Borrower shall be returned to such Qualified Borrower.
ARTICLE III
CONDITIONS
          Section 3.1 Closing. The closing hereunder shall occur on the date when each of the following conditions is satisfied (or waived in writing by the Administrative Agent and the Banks), each document to be dated the Closing Date unless otherwise indicated:
               (a) the Borrower and any Qualified Borrower as of the Closing Date shall have executed and delivered to the Administrative Agent a Note for the account of each Bank dated on or before the Closing Date complying with the provisions of Section 2.6;
               (b) the Borrower and the Administrative Agent and each of the Banks shall have executed and delivered to the Borrower and the Administrative Agent a duly executed original of this Agreement;
               (c) Guarantor shall have executed and delivered to the Administrative Agent a duly executed original of the Guaranty and the Qualified Borrower Guaranty, if applicable;
               (d) the Administrative Agent shall have received an opinion of DLA Piper LLP (US), counsel for the Borrower and Guarantor, acceptable to the Administrative Agent, the Banks and their counsel;
               (e) the Administrative Agent shall have received all documents the Administrative Agent may reasonably request relating to the existence of the Borrower, each Qualified Borrower as of the Closing Date, and General Partner, the authority for and the validity of this Agreement and the other Loan Documents, the incumbency of officers executing this Agreement and the other Loan Documents and any other matters relevant hereto, all in form and substance satisfactory to the Administrative Agent. Such documentation shall include, without limitation, the agreement of limited partnership of the Borrower, as well as the certificate of limited partnership of the Borrower, both as amended, modified or supplemented to the Closing Date, certified to be true, correct and complete by a senior officer of the Borrower as of a date not more than ten (10) days prior to the Closing Date, together with a certificate of existence as to the Borrower from the Secretary of State (or the equivalent thereof) of Delaware, to be dated not more than thirty (30) days prior to the Closing Date, as well as the articles of incorporation of General Partner, as amended, modified or supplemented to the Closing Date, certified to be true, correct and complete by a senior officer of General Partner as of a date not more than ten (10) days prior to the Closing Date, together with a good standing certificate as to General Partner from the Secretary of State (or the equivalent thereof) of Maryland, to be dated not more than thirty (30) days prior to the Closing Date and correlative documentation for each Qualified Borrower as of the Closing Date;

               (f) the Borrower, each Qualified Borrower as of the Closing Date and General Partner each shall have executed a solvency certificate acceptable to the Administrative Agent;
               (g) the Administrative Agent shall have received all certificates, agreements and other documents and papers referred to in this Section 3.1 and the Notice of Borrowing referred to in Section 3.2, if applicable, unless otherwise specified, in sufficient counterparts, satisfactory in form and substance to the Administrative Agent in their sole discretion;
               (h) the Borrower shall have taken all actions required to authorize the execution and delivery of this Agreement and the other Loan Documents and the performance thereof by the Borrower, General Partner shall have taken all actions required to authorize the execution and delivery of the Guaranty and the other Loan Documents and the performance thereof by General Partner, and each Qualified Borrower as of the Closing date shall have taken all actions required to authorize the execution and delivery of its Note and the performance thereof by such Qualified Borrower;
               (i) the Banks shall be satisfied that neither the Borrower, General Partner nor any Consolidated Subsidiary is subject to any present or contingent environmental liability which could have a Material Adverse Effect and the Borrower shall have delivered a certificate so stating;
               (j) the Administrative Agent shall have received the reasonable fees and expenses accrued through the Closing Date of Skadden, Arps, Slate, Meagher & Flom LLP, if required by such firm and if such firm has delivered an invoice in reasonable detail of such fees and expenses in sufficient time for Borrower to approve and process the same, shall have been paid to Skadden, Arps, Slate, Meagher & Flom LLP;
               (k) the Borrower shall have delivered copies of all consents, licenses and approvals, if any, required in connection with the execution, delivery and performance by the Borrower, each Qualified Borrower as of the Closing Date and General Partner, and the validity and enforceability, of the Loan Documents, or in connection with any of the transactions contemplated thereby, and such consents, licenses and approvals shall be in full force and effect;
               (l) no Default or Event of Default shall have occurred; and
               (m) the Borrower shall have delivered a certificate in form acceptable to Administrative Agent showing compliance with the requirements of Section 5.8 as of the Closing Date.
          Section 3.2 Borrowings. The obligation of any Bank to make a Loan on the occasion of any Borrowing is subject to the satisfaction of the following conditions:
               (a) receipt by the Administrative Agent of a Notice of Borrowing as required by Section 2.2;

               (b) in the event that such Loan is to be made to a Qualified Borrower, receipt by the Administrative Agent of a Note by such Qualified Borrower for the account of each Bank, if not previously delivered, satisfying the requirements of Section 2.6;
               (c) immediately after such Borrowing, the aggregate outstanding principal amount of the Loans will not exceed the aggregate amount of the Commitments;
               (d) immediately before and after such Borrowing, no Default or Event of Default shall have occurred and be continuing both before and after giving effect to the making of such Loans;
               (e) the representations and warranties of the Borrower contained in this Agreement (other than representations and warranties which expressly speak as of a different date) shall be true and correct in all material respects on and as of the date of such Borrowing both before and after giving effect to the making of such Loans;
               (f) no law or regulation shall have been adopted, no order, judgment or decree of any governmental authority shall have been issued, and no litigation shall be pending, which does or seeks to enjoin, prohibit or restrain, the making or repayment of the Loans or the consummation of the transactions contemplated by this Agreement; and
               (g) no event, act or condition shall have occurred after the Closing Date which, in the reasonable judgment of the Administrative Agent or the Majority Banks, as the case may be, has had or is likely to have a Material Adverse Effect.
Each Borrowing hereunder shall be deemed to be a representation and warranty by the Borrower on the date of such Borrowing as to the facts specified in clauses (b), (c), (d), (e) and (f) (to the extent that Borrower is or should have been aware of any Material Adverse Effect) of this Section, except as otherwise disclosed in writing by Borrower to the Banks. Notwithstanding anything to the contrary, no Borrowing shall be permitted if such Borrowing would cause Borrower to fail to be in compliance with any of the covenants contained in this Agreement or in any of the other Loan Documents.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
          In order to induce the Administrative Agent and each of the other Banks which is or may become a party to this Agreement to make the Loans, the Borrower makes the following representations and warranties as of the Closing Date. Such representations and warranties shall survive the effectiveness of this Agreement, the execution and delivery of the other Loan Documents and the making of the Loans.
          Section 4.1 Existence and Power. The Borrower is a limited partnership, duly formed and validly existing as a limited partnership under the laws of the State of Delaware and has all powers and all material governmental licenses, authorizations, consents and approvals required to own its property and assets and carry on its business as now conducted or as it presently proposes to conduct and has been duly qualified and is in good standing in every jurisdiction in which the failure to be so qualified and/or in good standing is likely to have a Material Adverse Effect. General Partner is a corporation, duly formed, validly existing and in good standing under the laws of the State of Maryland and has all powers and all material governmental licenses, authorizations, consents and approvals required to own its property and assets and carry on its business as now conducted or as it presently proposes to conduct and has been duly qualified and is in good standing in every jurisdiction in which the failure to be so qualified and/or in good standing is likely to have a Material Adverse Effect. Each Qualified Borrower is a duly formed and validly existing juridical entity under the laws of its jurisdiction of formation and has all powers and all material governmental licenses, authorizations, consents and approvals required to own its property and assets and carry on its business as now conducted or as it presently proposes to conduct and has been duly qualified and is in good standing in every jurisdiction in which the failure to be so qualified and/or in good standing is likely to have a Material Adverse Effect.
          Section 4.2 Power and Authority. The Borrower and each Qualified Borrower has the requisite power and authority to execute, deliver and carry out the terms and provisions of each of the Loan Documents to which it is a party and has taken all necessary action, if any, to authorize the execution and delivery on behalf of the Borrower or such Qualified Borrower and the performance by the Borrower or such Qualified Borrower of the Loan Documents to which it is a party. The Borrower, each Qualified Borrower and General Partner each have duly executed and delivered each Loan Document to which it is a party in accordance with the terms of this Agreement, and each such Loan Document constitutes the legal, valid and binding obligation of the Borrower, such Qualified Borrower and General Partner, enforceable in accordance with its terms, except as enforceability may be limited by applicable insolvency, bankruptcy or other laws affecting creditors rights generally, or general principles of equity, whether such enforceability is considered in a proceeding in equity or at law. General Partner has the power and authority to execute, deliver and carry out the terms and provisions of each of the Loan Documents to which it is a party and has taken all necessary action to authorize the execution, delivery and performance of such Loan Documents. General Partner has the power and authority to execute, deliver and carry out the terms and provisions of each of the Loan Documents on behalf of the Borrower to which the Borrower is a party and has taken all necessary action to authorize the execution and delivery on behalf of the Borrower and the performance by the Borrower of such Loan Documents.
          Section 4.3 No Violation. (a) Neither the execution, delivery or performance by or on behalf of the Borrower of the Loan Documents to which it is a party, nor compliance by the Borrower with the terms and provisions thereof nor the consummation of the transactions contemplated by such Loan Documents, (i) will materially contravene any applicable provision of any law, statute, rule, regulation, order, writ, injunction or decree of any court or governmental instrumentality, (ii) will materially conflict with or result in any breach of, any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of the Borrower or any of its Consolidated Subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, or other agreement or other instrument to which the Borrower (or of any partnership of which the Borrower is a partner) or any of its Consolidated Subsidiaries is a party or by which it or any of its property or assets is bound or to which it is subject (except for such breaches and defaults under loan agreements which the lenders thereunder have agreed to forbear pursuant to valid forbearance agreements), or (iii) will cause a material default by the Borrower under any organizational document of any Person in which the Borrower has an interest, or cause a material default under the Borrower’s agreement or certificate of limited partnership, the consequences of which conflict, breach or default would have a Material Adverse Effect, or result in or require the creation or imposition of any Lien whatsoever upon any Property (except as contemplated herein).
               (b) Neither the execution, delivery or performance by General Partner of the Loan Documents to which it is a party, nor compliance by General Partner with the terms and provisions thereof nor the consummation of the transactions contemplated by such Loan Documents, (i) will materially contravene any applicable provision of any law, statute, rule, regulation, order, writ, injunction or decree of any court or governmental instrumentality, (ii) will materially conflict with or result in any breach of, any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of General Partner or any of its Consolidated Subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, or other agreement or other instrument to which General Partner (or of any partnership of which General Partner is a partner) or any of its Consolidated Subsidiaries is a party or by which it or any of its property or assets is bound or to which it is subject (except for such breaches and defaults under loan agreements which the lenders thereunder have agreed to forbear pursuant to valid forbearance agreements), or (iii) will cause a material default by General Partner under any organizational document of any Person in which General Partner has an interest, the consequences of which conflict, breach or default would have a Material Adverse Effect, or result in or require the creation or imposition of any Lien whatsoever upon any Property (except as contemplated herein).
               (c) Neither the execution, delivery or performance by any Qualified Borrower of the Loan Documents to which it is a party, nor compliance by such Qualified Borrower with the terms and provisions thereof nor the consummation of the transactions contemplated by such Loan Documents, (i) will materially contravene any applicable provision of any law, statute, rule, regulation, order, writ, injunction or decree of any court or governmental instrumentality, (ii) will materially conflict with or result in any breach of, any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of such Qualified Borrower pursuant to the terms of any indenture, mortgage, deed of trust, or other agreement or other instrument to which such Qualified Borrower (or of any partnership of which such Qualified Borrower is a partner) is a party or by which it or any of its property or assets is bound or to which it is subject (except for such breaches and defaults under loan agreements which the lenders thereunder have agreed to forbear pursuant to valid forbearance agreements), or (iii) will cause a material default by such Qualified Borrower under any organizational document of any Person in which such Qualified Borrower has an interest, the consequences of which conflict, breach or default would have a Material Adverse Effect, or result in or require the creation or imposition of any Lien whatsoever upon any Property (except as contemplated herein).
          Section 4.4 Financial Information. (a) The consolidated balance sheet of Borrower and their Consolidated Subsidiaries as of December 31, 2009, and the related consolidated statements of operations and cash flows of General Partner for the fiscal year then ended, reported on by PriceWaterhouseCoopers fairly present, in conformity with GAAP, the consolidated financial position of Borrower, General Partner and their Consolidated Subsidiaries as of such date and the consolidated results of operations and cash flows for such fiscal quarter.
               (b) Since September 30, 2010, (i) except as may have been disclosed in writing to the Banks, nothing has occurred having a Material Adverse Effect, and (ii) except as set forth on Schedule 4.4(b), neither the Borrower nor General Partner has incurred any material indebtedness or guaranty on or before the Closing Date.
          Section 4.5 Litigation. Except as previously disclosed by the Borrower in writing to the Banks, there is no action, suit or proceeding pending against, or to the knowledge of the Borrower threatened against or affecting, (i) the Borrower, any Qualified Borrower, General Partner or any of their Consolidated Subsidiaries, (ii) the Loan Documents or any of the transactions contemplated by the Loan Documents or (iii) any of their assets, before any court or arbitrator or any governmental body, agency or official in which there is a reasonable possibility of an adverse decision which could, individually, or in the aggregate have a Material Adverse Effect or which in any manner draws into question the validity of this Agreement or the other Loan Documents. As of the Closing Date, no such action, suit or proceeding exists.
          Section 4.6 Intentionally Omitted.
          Section 4.7 Environmental. The Borrower conducts reviews of the effect of Environmental Laws on the business, operations and properties of the Borrower and its Consolidated Subsidiaries when necessary in the course of which it identifies and evaluates associated liabilities and costs (including, without limitation, any capital or operating expenditures required for clean-up or closure of properties presently owned, any capital or operating expenditures required to achieve or maintain compliance with environmental protection standards imposed by law or as a condition of any license, permit or contract, any related constraints on operating activities, and any actual or potential liabilities to third parties, including, without limitation, employees, and any related costs and expenses). On the basis of this review, the Borrower has reasonably concluded that such associated liabilities and costs, including, without limitation, the costs of compliance with Environmental Laws, are unlikely to have a Material Adverse Effect.
          Section 4.8 Taxes. The Borrower, each Qualified Borrower, General Partner and their Consolidated Subsidiaries have filed all United States Federal income tax returns and all other material tax returns which are required to be filed by them and have paid all taxes due pursuant to such returns or pursuant to any assessment received by the Borrower, any Qualified Borrower, General Partner or any Consolidated Subsidiary, except such taxes, if any, as are reserved against in accordance with GAAP, such taxes as are being contested in good faith by appropriate proceedings or such taxes, the failure to make payment of which when due and payable will not have, in the aggregate, a Material Adverse Effect. The charges, accruals and reserves on the books of the Borrower, General Partner and their Consolidated Subsidiaries in respect of taxes or other governmental charges are, in the opinion of the Borrower, adequate.

          Section 4.9 Full Disclosure. All information heretofore furnished by the Borrower to the Administrative Agent or any Bank for purposes of or in connection with this Agreement or any transaction contemplated hereby or thereby is true and accurate in all material respects on the date as of which such information is stated or certified. The Borrower has disclosed to the Administrative Agent, in writing any and all facts which have or may have (to the extent the Borrower can now reasonably foresee) a Material Adverse Effect.
          Section 4.10 Solvency. On the Closing Date and after giving effect to the transactions contemplated by the Loan Documents occurring on the Closing Date, the Borrower, each Qualified Borrower and General Partner will be Solvent.
          Section 4.11 Use of Proceeds. All proceeds of the Loans will be used by the Borrower or the applicable Qualified Borrower only in accordance with the provisions hereof. Neither the making of any Loan nor the use of the proceeds thereof will violate or be inconsistent with the provisions of regulations T, U, or X of the Federal Reserve Board.
          Section 4.12 Governmental Approvals. No order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to authorize, or is required in connection with the execution, delivery and performance of any Loan Document or the consummation of any of the transactions contemplated thereby other than those that have already been duly made or obtained and remain in full force and effect or those which, if not made or obtained, would not have a Material Adverse Effect;
          Section 4.13 Investment Company Act; Public Utility Holding Company Act. Neither the Borrower, any Qualified Borrower, General Partner nor any Consolidated Subsidiary (other than AMB Capital Partners, LLC) is (x) an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended, or (y) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money.
          Section 4.14 Principal Offices. As of the Closing Date, the principal office, chief executive office and principal place of business of the Borrower and Guarantor is Pier 1, Bay 1, San Francisco, California 94111.
          Section 4.15 REIT Status. General Partner is qualified and General Partner intends to continue to qualify as a real estate investment trust under the Code.
          Section 4.16 Patents, Trademarks, etc. The Borrower and each Qualified Borrower has obtained and holds in full force and effect all patents, trademarks, servicemarks, trade names, copyrights and other such rights, free from burdensome restrictions, which are necessary for the operation of its business as presently conducted, the impairment of which is likely to have a Material Adverse Effect.
          Section 4.17 Judgments. As of the Closing Date, there are no final, non-appealable judgments or decrees in an aggregate amount of Thirty-Five Million Dollars ($35,000,000) or more entered by a court or courts of competent jurisdiction against General Partner or the Borrower or, to the extent such judgment would be recourse to General Partner or

Borrower, any of its Consolidated Subsidiaries (other than judgments as to which, and only to the extent, a reputable insurance company has acknowledged coverage of such claim in writing or which have been paid or stayed).
          Section 4.18 No Default. No Event of Default or, to the best of the Borrower’s knowledge, Default exists under or with respect to any Loan Document and neither the Borrower, Guarantor nor any Qualified Borrower is in default in any material respect beyond any applicable grace period under or with respect to any other material agreement, instrument or undertaking to which it is a party or by which it or any of its property is bound in any respect, the existence of which default is likely to result in a Material Adverse Effect.
          Section 4.19 Licenses, etc. The Borrower and each Qualified Borrower has obtained and does hold in full force and effect, all franchises, licenses, permits, certificates, authorizations, qualifications, accreditation, easements, rights of way and other consents and approvals which are necessary for the operation of its businesses as presently conducted, the absence of which is likely to have a Material Adverse Effect.
          Section 4.20 Compliance With Law. To the Borrower’s knowledge, the Borrower, each Qualified Borrower and each of its respective Real Property Assets are in compliance with all laws, rules, regulations, orders, judgments, writs and decrees, including, without limitation, all building and zoning ordinances and codes, the failure to comply with which is likely to have a Material Adverse Effect.
          Section 4.21 No Burdensome Restrictions. Except as may have been disclosed by the Borrower in writing to the Banks, neither Borrower nor any Qualified Borrower is a party to any agreement or instrument or subject to any other obligation or any charter or corporate or partnership restriction, as the case may be, which, individually or in the aggregate, is likely to have a Material Adverse Effect.
          Section 4.22 Brokers’ Fees. The Borrower has not dealt with any broker or finder with respect to the transactions contemplated by this Agreement or otherwise in connection with this Agreement, and the Borrower has not done any act, had any negotiations or conversation, or made any agreements or promises which will in any way create or give rise to any obligation or liability for the payment by the Borrower of any brokerage fee, charge, commission or other compensation to any party with respect to the transactions contemplated by the Loan Documents, other than the fees payable to the Administrative Agent and the Banks, and certain other Persons as previously disclosed in writing to the Administrative Agent.
          Section 4.23 Intentionally Omitted.
          Section 4.24 Insurance. The Borrower currently maintains insurance at 100% replacement cost insurance coverage (subject to customary deductibles) in respect of each of its Real Property Assets, as well as commercial general liability insurance (including, without limitation, “builders’ risk” where applicable) against claims for personal, and bodily injury and/or death, to one or more persons, or property damage, as well as workers’ compensation insurance, in each case with respect to liability and casualty insurance with insurers having an A.M. Best policyholders’ rating of not less than A-VII in amounts that prudent owners of assets such as Borrower’s directly or indirectly owned Real Property Assets would maintain.
          Section 4.25 Organizational Documents. The documents delivered pursuant to Section 3.1(e) constitute, as of the Closing Date, all of the organizational documents (together with all amendments and modifications thereof) of the Borrower, each Qualified Borrower as of the Closing Date and General Partner. The Borrower represents that it has delivered to the Administrative Agent true, correct and complete copies of each such documents. General Partner is the general partner of the Borrower. General Partner holds (directly or indirectly) an approximately 94.5% common equity ownership interest in the Borrower as of the date hereof.
          Section 4.26 Unencumbered Properties. As of September 30, 2010, each Property listed on Schedule 1.1 as a Unencumbered Property (i) is a wholly-owned or ground leased (directly or beneficially) by Borrower, a Financing Partnership or a Joint Venture Subsidiary, (ii) is not subject (nor are any equity interests in such Property that are owned directly or indirectly by Borrower, General Partner or any Joint Venture Parent subject) to a Lien which secures Indebtedness of any Person, other than Permitted Liens, and (iii) is not subject (nor are any equity interests in such Property that are owned directly or indirectly by Borrower, General Partner or Joint Venture Parent subject) to any Negative Pledge. All of the information set forth on Schedule 1.1 is true and correct in all material respects.
ARTICLE V
AFFIRMATIVE AND NEGATIVE COVENANTS
          The Borrower covenants and agrees that, so long as any Bank has any Commitment hereunder or any Obligations remain unpaid:
          Section 5.1 Information. The Borrower will deliver to each of the Banks:
               (a) as soon as available and in any event within five (5) Business Days after the same is filed with the Securities and Exchange Commission (but in no event later than 95 days after the end of each Fiscal Year of the Borrower) a consolidated balance sheet of the Borrower, General Partner and their Consolidated Subsidiaries as of the end of such Fiscal Year and the related consolidated statements of Borrower’s and General Partner’s operations and consolidated statements of Borrower’s and General Partner’s cash flow for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year (if available), all reported in a manner acceptable to the Securities and Exchange Commission on Borrower’s and General Partner’s Form 10K and reported on by PriceWaterhouseCoopers or other independent public accountants of nationally recognized standing;
               (b) as soon as available and in any event within five (5) Business Days after the same is filed with the Securities and Exchange Commission (but in no event later than 50 days after the end of each of the first three quarters of each Fiscal Year of the Borrower and General Partner), (i) a consolidated balance sheet of the Borrower, General Partner and their Consolidated Subsidiaries as of the end of such quarter and the related consolidated statements of Borrower’s and General Partner’s operations and consolidated statements of Borrower’s and

General Partner’s cash flow for such quarter and for the portion of the Borrower’s or General Partner’s Fiscal Year ended at the end of such quarter, all reported in the form provided to the Securities and Exchange Commission on Borrower’s and General Partner’s Form 10Q, and (ii) and such other information reasonably requested by the Administrative Agent or any Bank;
               (c) simultaneously with the delivery of each set of financial statements referred to in clauses (a) and (b) above, a certificate of the chief financial officer of the Borrower (i) setting forth in reasonable detail (including, without limitation, reconciliation to GAAP) the calculations required to establish whether the Borrower was in compliance with the requirements of Section 5.8 on the date of such financial statements; (ii) certifying (x) that such financial statements fairly present in all material respects the financial condition and the results of operations of the Borrower on the dates and for the periods indicated, on the basis of GAAP, with respect to the Borrower subject, in the case of interim financial statements, to normally recurring year-end adjustments, and (y) that such officer has reviewed the terms of the Loan Documents and has made, or caused to be made under his or her supervision, a review in reasonable detail of the business and condition of the Borrower during the period beginning on the date through which the last such review was made pursuant to this Section 5.1(c) (or, in the case of the first certification pursuant to this Section 5.1(c), the Closing Date) and ending on a date not more than ten (10) Business Days prior to, but excluding, the date of such delivery and that (1) on the basis of such financial statements and such review of the Loan Documents, no Event of Default existed under Section 6.1(b) with respect to Sections 5.8 and 5.9 at or as of the date of said financial statements, and (2) on the basis of such review of the Loan Documents and the business and condition of the Borrower, to the best knowledge of such officer, as of the last day of the period covered by such certificate no Default or Event of Default under any other provision of Section 6.1 occurred and is continuing or, if any such Default or Event of Default has occurred and is continuing, specifying the nature and extent thereof and, the action the Borrower proposes to take in respect thereof. Such certificate shall set forth the calculations required to establish the matters described in clauses (1) and (2) above;
               (d) (i) within five (5) Business Days after any officer of the Borrower obtains knowledge of any Default, if such Default is then continuing, a certificate of the chief financial officer, or other executive officer of the Borrower setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto; and (ii) promptly and in any event within five (5) Business Days after the Borrower obtains knowledge thereof, notice of (x) any litigation or governmental proceeding pending or threatened against the Borrower or its directly or indirectly Real Property Assets as to which there is a reasonable possibility of an adverse determination and which, if adversely determined, is likely to individually or in the aggregate, result in a Material Adverse Effect, and (y) any other event, act or condition which is likely to result in a Material Adverse Effect;
               (e) promptly upon the mailing thereof to the shareholders of General Partner generally, copies of all proxy statements so mailed;
               (f) promptly upon the filing thereof and to the extent that the same is not publicly available, copies of all reports on Forms 10-K and 10-Q (or their equivalents) (other than the exhibits thereto, which exhibits will be provided upon request therefor by any Bank) which General Partner shall have filed with the Securities and Exchange Commission;

               (g) promptly and in any event within thirty (30) days, if and when any member of the ERISA Group (i) gives or is required to give notice to the PBGC of any “reportable event” (as defined in Section 4043 of ERISA) with respect to any Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; (ii) receives notice of complete or partial withdrawal liability under Title IV of ERISA or notice that any Multiemployer Plan is in reorganization, is insolvent or has been terminated, a copy of such notice; (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate, impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or appoint a trustee to administer any Plan, a copy of such notice; (iv) applies for a waiver of the minimum funding standard under Section 412 of the Code, a copy of such application; (v) gives notice of intent to terminate any Plan under Section 4041(c) of ERISA, a copy of such notice and other information filed with the PBGC; (vi) gives notice of withdrawal from any Plan pursuant to Section 4063 of ERISA, a copy of such notice; or (vii) fails to make any payment or contribution to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement or makes any amendment to any Plan or Benefit Arrangement which has resulted or could result in the imposition of a Lien or the posting of a bond or other security, and in the case of clauses (i) through (vii) above, which event could result in a Material Adverse Effect, a certificate of the chief financial officer or the chief accounting officer of the Borrower setting forth details as to such occurrence and action, if any, which the Borrower or applicable member of the ERISA Group is required or proposes to take;
               (h) promptly and in any event within ten (10) days after the Borrower obtains actual knowledge of any of the following events, a certificate of the Borrower, executed by an officer of the Borrower, specifying the nature of such condition, and the Borrower’s or, if the Borrower has actual knowledge thereof, the Environmental Affiliate’s proposed initial response thereto: (i) the receipt by the Borrower, or any of the Environmental Affiliates of any communication (written or oral), whether from a governmental authority, citizens group, employee or otherwise, that alleges that the Borrower, or any of the Environmental Affiliates, is not in compliance with applicable Environmental Laws, and such noncompliance is likely to have a Material Adverse Effect, (ii) the existence of any Environmental Claim pending against the Borrower or any Environmental Affiliate and such Environmental Claim is likely to have a Material Adverse Effect or (iii) any release, emission, discharge or disposal of any Material of Environmental Concern that is likely to form the basis of any Environmental Claim against the Borrower or any Environmental Affiliate which in any such event is likely to have a Material Adverse Effect;
               (i) promptly and in any event within five (5) Business Days after receipt of any notices or correspondence from any company or agent for any company providing insurance coverage to the Borrower relating to any loss which is likely to result in a Material Adverse Effect, copies of such notices and correspondence;
               (j) simultaneously with the delivery of the information required by Sections 5.1(a) and (b), a statement of all Unencumbered Properties; and

               (k) from time to time such additional information regarding the financial position or business of the Borrower, General Partner and their Subsidiaries as the Administrative Agent, at the request of any Bank, may reasonably request in writing, so long as disclosure of such information could not result in a violation of, or expose the Borrower, General Partner or their Subsidiaries to any material liability under, any applicable law, ordinance or regulation or any agreements with unaffiliated third parties that are binding on the Borrower, General Partner or any of their Subsidiaries or on any Property of any of them.
          Section 5.2 Payment of Obligations. The Borrower, each Qualified Borrower, General Partner and their Consolidated Subsidiaries will pay and discharge, at or before maturity, all their respective material obligations and liabilities including, without limitation, any obligation pursuant to any agreement by which it or any of its properties is bound, in each case where the failure to so pay or discharge such obligations or liabilities is likely to result in a Material Adverse Effect, and will maintain in accordance with GAAP, appropriate reserves for the accrual of any of the same.
          Section 5.3 Maintenance of Property; Insurance; Affiliate Transfers.
               (a) The Borrower will keep, and will cause each Consolidated Subsidiary to keep, all property useful and necessary in its business, including without limitation its Real Property Assets (for so long as it constitutes Real Property Assets), in good repair, working order and condition, ordinary wear and tear excepted, in each case where the failure to so maintain and repair will have a Material Adverse Effect.
               (b) The Borrower shall maintain, or cause to be maintained, insurance described in Section 4.24 hereof with insurers meeting the qualifications described therein, which insurance shall in any event not provide for less coverage than insurance customarily carried by owners of properties similar to, and in the same locations as, Borrower’s Real Property Assets. The Borrower will deliver to the Administrative Agent upon the reasonable request of the Administrative Agent from time to time (i) full information as to the insurance carried, (ii) within five (5) days of receipt of notice from any insurer a copy of any notice of cancellation or material change in coverage required by Section 4.24 from that existing on the date of this Agreement and (iii) forthwith, notice of any cancellation or nonrenewal (without replacement) of coverage by the Borrower.
          Section 5.4 Maintenance of Existence. The Borrower, each Qualified Borrower and General Partner each will preserve, renew and keep in full force and effect, their respective partnership and corporate existence and their respective rights, privileges and franchises necessary for the normal conduct of business unless the failure to maintain such rights and franchises does not have a Material Adverse Effect.
          Section 5.5 Compliance with Laws. The Borrower, each Qualified Borrower and General Partner will, and will cause their Subsidiaries to, comply in all material respects with all applicable laws, ordinances, rules, regulations, and requirements of governmental authorities (including, without limitation, Environmental Laws, and all zoning and building codes with respect to its Real Property Assets and ERISA and the rules and regulations thereunder and all federal securities laws) except where the necessity of compliance therewith is contested in good faith by appropriate proceedings or where the failure to do so will not have a Material Adverse Effect or expose Administrative Agent or Banks to any material liability therefor.
          Section 5.6 Inspection of Property, Books and Records. The Borrower will keep proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities in conformity with GAAP, modified as required by this Agreement and applicable law; and will permit representatives of any Bank, at such Bank’s expense, or from and after an Event of Default, at Borrower’s expense, to visit and inspect any of its properties, including without limitation its Real Property Assets, and so long as disclosure of such information could not result in a violation of, or expose the Borrower, any Qualified Borrower, General Partner or their Subsidiaries to any material liability under, any applicable law, ordinance or regulation or any agreements with unaffiliated third parties that are binding on the Borrower, any Qualified Borrower, General Partner or any of their Subsidiaries or on any Property of any of them, to examine and make abstracts from any of its books and records and to discuss its affairs, finances and accounts with its officers and independent public accountants, all at such reasonable times during normal business hours, upon reasonable prior notice and as often as may reasonably be desired. Administrative Agent shall coordinate any such visit or inspection to arrange for review by any Bank requesting any such visit or inspection.
          Section 5.7 Existence. The Borrower shall do or cause to be done, all things necessary to preserve and keep in full force and effect its, each Qualified Borrower’s, General Partner’s and their Consolidated Subsidiaries’ existence and its patents, trademarks, servicemarks, tradenames, copyrights, franchises, licenses, permits, certificates, authorizations, qualifications, accreditation, easements, rights of way and other rights, consents and approvals the nonexistence of which is likely to have a Material Adverse Effect.
          Section 5.8 Financial Covenants.
               (a) Total Liabilities to Total Asset Value. Borrower shall not permit the ratio of Total Liabilities to Total Asset Value of Borrower to exceed 0.60:1 at any time; provided, however, that in connection with a Material Acquisition, for the four (4) consecutive quarters following such Material Acquisition, Total Liabilities may exceed sixty percent (60%) of Total Asset Value, but in no event exceed sixty-five percent (65%) of Total Asset Value. For purposes of this covenant, (i) Total Liabilities shall be adjusted by deducting therefrom an amount equal to the lesser of (x) Total Liabilities that by its terms are scheduled to mature on or before the date that is 24 months from the date of calculation, and (y) Unrestricted Cash or Cash Equivalents, and (ii) Total Asset Value shall be adjusted by deducting therefrom the amount by which Total Liabilities is adjusted under clause (i).
               (b) Adjusted EBITDA to Fixed Charges Ratio. Borrower shall not permit the ratio of Adjusted EBITDA to Fixed Charges, for the then most recently completed four (4) consecutive Fiscal Quarters, to be less than 1.50:1.
               (c) Secured Debt to Total Asset Value. Borrower shall not permit the ratio of Secured Debt to Total Asset Value of Borrower to exceed 0.35:1 at any time; provided,

however, that, in connection with a Material Acquisition, for the four (4) consecutive quarters following such Material Acquisition, the ratio of Secured Debt to Total Asset Value may exceed 0.35:1, but in no event exceed 0.40:1. For purposes of this covenant, (i) Secured Debt shall be adjusted by deducting therefrom an amount equal to the lesser of (x) Secured Debt that by its terms is scheduled to mature on or before the date that is 24 months from the date of calculation, and (y) Unrestricted Cash or Cash Equivalents, and (ii) Total Asset Value shall be adjusted by deducting therefrom the amount by which Secured Debt is adjusted under clause (i)..
               (d) Intentionally Omitted.
               (e) Unencumbered Net Operating Cash Flow to Unsecured Interest Expense. Borrower shall not permit the ratio of Unencumbered Net Operating Cash Flow to Unsecured Interest Expense to be less than 1.75:1.
               (f) Minimum Tangible Net Worth. The Consolidated Tangible Net Worth of the Borrower determined in conformity with GAAP will at no time be less than the sum of Three Billion Four Hundred Forty Million Dollars ($3,440,000,000) and seventy percent (70%) of the Net Offering Proceeds (other than proceeds received within ninety (90) days after the redemption, retirement or repurchase of ownership or equity interests in Borrower or Guarantor, up to the amount paid by Borrower or Guarantor in connection with such redemption, retirement or repurchase, where, for the avoidance of doubt, the net effect is that neither Borrower nor Guarantor shall have increased its Net Worth as a result of any such proceeds) received by the Borrower or General Partner subsequent to the Closing Date.
               (g) Dividends. During the continuance of a monetary Event of Default, Borrower shall only pay partnership distributions necessary to enable General Partner to make those dividends necessary to maintain General Partner’s status as a real estate investment trust.
               (h) Permitted Holdings. Borrower’s primary business will not be substantially different from that conducted by Borrower on the Closing Date and shall include the ownership, operation and development of Real Property Assets and any other business activities of Borrower and its Subsidiaries will remain incidental thereto. Notwithstanding the foregoing, Borrower and its Subsidiaries may acquire or maintain Permitted Holdings if and so long as the aggregate value of Permitted Holdings, whether held directly or indirectly by Borrower does not exceed, at any time, twenty-five percent (25%) of Total Asset Value of Borrower unless a greater percentage is approved by the Majority Banks (which approval shall not be unreasonably withheld, conditioned or delayed). For purposes of calculating the foregoing percentage, the value of Unimproved Assets shall be calculated based upon the book value thereof, determined in accordance with GAAP.
               (i) No Liens. Borrower and General Partner shall not, and shall not allow any of their Subsidiaries, Financing Partnerships or Joint Venture Subsidiaries to, (i) allow any Unencumbered Property (or any equity interests in such Property that are owned directly or indirectly by Borrower, General Partner or any Joint Venture Parent), that is necessary to comply with the provisions of Section 5.8(e) hereof or any other financial covenant, to become subject to a Lien that secures the Indebtedness of any Person, other than Permitted Liens, or (ii) in the case of any Subsidiary, Financing Partnership or Joint Venture Subsidiary that owns an

Unencumbered Property that is necessary to comply with the provisions of Section 5.8(e) hereof or any other financial covenant, to incur Indebtedness (other than trade payables incurred in the ordinary course of business).
               (j) Unsecured Debt Yield. As of the last day of each fiscal quarter for the immediately preceding consecutive four quarters, the ratio (expressed as a percentage) (the “Unsecured Debt Yield”) of (i) Unencumbered Net Operating Cash Flow to (ii) Unsecured Debt (less the sum of (x) the value of any Unrestricted Cash or Cash Equivalent owned by Borrower, not to exceed $250,000,000 in the aggregate, and (y) $35,000,000) shall not be less than, (i) with respect to the period commencing on November 10, 2010 and ending on the day immediately prior to the 18 month anniversary of November 10, 2010, 11%; provided, however, that, in connection with a Material Acquisition, for the four (4) consecutive quarters following such acquisition, the Unsecured Debt Yield may be less than 11%, but in no event less than 10%, and (ii) with respect to the period commencing on the 18 month anniversary of November 10, 2010, 11.5%; provided, however, that, in connection with a Material Acquisition, for the four (4) consecutive quarters following such Material Acquisition, the Unsecured Debt Yield may be less than 11.5%, but in no event less than 10.5%. For purposes of determining the Unsecured Debt Yield only, Unencumbered Net Operating Income shall be adjusted to include as to any Unencumbered Property with respect to which a tenant received any free rent during such period, the amount of such free rent as if the same had been paid in cash by such tenant.
               (k) Calculation. Each of the foregoing ratios and financial requirements shall be calculated as of the last day of each Fiscal Quarter.
          Section 5.9 Restriction on Fundamental Changes. (a) Neither the Borrower nor General Partner shall enter into any merger or consolidation without obtaining the prior written consent thereto in writing of the Majority Banks, unless the following criteria are met: (i) either (x) the Borrower or General Partner is the surviving entity, or (y) the individuals constituting the General Partner’s board of directors or board of trustees immediately prior to such merger or consolidation represent a majority of the surviving entity’s board of directors or board of trustees after such merger or consolidation; and (ii) the entity which is merged into Borrower or General Partner is predominantly in the commercial real estate business. Nothing in this Section shall be deemed to prohibit the sale or leasing of portions of the Real Property Assets in the ordinary course of business.
               (b) The Borrower shall not amend its agreement of limited partnership or other organizational documents in any manner that would have a Material Adverse Effect without the Majority Banks’ consent. Without limitation of the foregoing, no Person shall be admitted as a general partner of the Borrower other than General Partner. General Partner shall not amend its articles of incorporation, by-laws, or other organizational documents in any manner that would have a Material Adverse Effect without the Majority Banks’ consent. No Qualified Borrower shall amend its organizational documents in any manner that would have a Material Adverse Effect without the Majority Banks’ consent. The Borrower shall not make any “in-kind” transfer of any of its property or assets to any of its constituent partners if such transfer would result in an Event of Default under Section 6.1(b) by reason of a breach of the provisions of Section 5.8.

          Section 5.10 Changes in Business. (a) Except for Permitted Holdings and Foreign Property Interests, neither the Borrower, any Qualified Borrower nor General Partner shall enter into any business which is substantially different from that conducted by the Borrower or General Partner on the Closing Date after giving effect to the transactions contemplated by the Loan Documents. The Borrower shall carry on its business operations through the Borrower, its Consolidated Subsidiaries and its Investment Affiliates.
               (b) Except for Permitted Holdings and Foreign Property Interests, Borrower shall not engage in any line of business which is substantially different from the business conducted by the Borrower on the Closing Date, which includes the ownership, operation and development of Real Property Assets and the provision of services incidental thereto, whether directly or through its Consolidated Subsidiaries and Investment Affiliates.
          Section 5.11 General Partner Status.
               (a) Status. General Partner shall at all times (i) remain a publicly traded company listed for trading on the New York Stock Exchange, and (ii) maintain its status as a self-directed and self-administered real estate investment trust under the Code.
               (b) Indebtedness. General Partner shall not, directly or indirectly, create, incur, assume or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except:
               (1) the Obligations; and
               (2) Indebtedness of Borrower for which there is recourse to General Partner which, after giving effect thereto, may be incurred or may remain outstanding without giving rise to an Event of Default or Default under any provision of this Article V.
               (c) Restriction on Fundamental Changes.
               (1) General Partner shall not have an investment in any Person other than (i) Borrower or indirectly through Borrower, (ii) directly or indirectly in Financing Partnerships, and (iii) the interests identified on Schedule 5.11(c)(1) as being owned by General Partner.
               (2) General Partner shall not acquire an interest in any Property other than securities issued by Borrower and Financing Partnerships and the interests identified on Schedule 5.11(c)(2) attached hereto.
               (d) Environmental Liabilities. Neither General Partner nor any of its Subsidiaries shall become subject to any Environmental Claim which has a Material Adverse Effect, including, without limitation, any arising out of or related to (i) the release or threatened release of any Material of Environmental Concern into the environment, or any remedial action in response thereto, or (ii) any violation of any Environmental Laws. Notwithstanding the foregoing provision, General Partner shall have the right to contest in good faith any claim of violation of an Environmental Law by appropriate legal proceedings and shall be entitled to postpone compliance with the obligation being contested as long as (i) no Event of Default shall have occurred and be continuing, (ii) General Partner shall have given Administrative Agent prior written notice of the commencement of such contest, (iii) noncompliance with such Environmental Law shall not subject General Partner or such Subsidiary to any criminal penalty or subject Administrative Agent or any Bank to pay any civil penalty or to prosecution for a crime, and (iv) no portion of any Property material to Borrower or its condition or prospects shall be in substantial danger of being sold, forfeited or lost, by reason of such contest or the continued existence of the matter being contested.
               (e) Disposal of Partnership Interests. General Partner will not directly or indirectly convey, sell, transfer, assign, pledge or otherwise encumber or dispose of any of its partnership interests in Borrower or any of its equity interest in any of the partners of the Borrower as of the date hereof (except in connection with the dissolution or liquidation of such partners of the Borrower or the redemption of interests in connection with stock repurchase programs), except for the reduction of General Partner’s interest in the Borrower arising from Borrower’s issuance of partnership interests in the Borrower or the retirement of preferred units by Borrower. General Partner will continue to be the managing general partner of Borrower.
          Section 5.12 Other Indebtedness. Borrower and General Partner shall not allow any of their Subsidiaries, Financing Partnerships or Joint Venture Subsidiaries that own, directly or indirectly, any Unencumbered Property to directly or indirectly create, incur, assume or otherwise become or remain liable with respect to any Indebtedness other than trade debt incurred in the ordinary course of business and Indebtedness owing to Borrower or any Financing Partnership, if the resulting failure of such Property to qualify as a Unencumbered Property would result in an Event of Default under Section 5.8.
          Section 5.13 Forward Equity Contracts. If Borrower shall enter into any forward equity contracts, Borrower may only settle the same by delivery of stock, it being agreed that if Borrower shall settle the same with cash, the same shall constitute an Event of Default hereunder unless Borrower shall have received the unanimous consent of the Banks to settle such forward equity contracts with cash.
          Section 5.14 Capital Funding Loans. Notwithstanding anything in this Agreement to the contrary, in the event that any Property located outside the United States (each a “Non-US Property”) is owned by a Financing Partnership (a “100% AMB Non-US Property Owner”), by a Joint Venture Subsidiary (a “JV Non-US Property Owner”) or by a wholly-owned direct or indirect subsidiary of a Joint Venture Subsidiary (a “Tiered Non-US Property Owner”; such Joint Venture Subsidiary is hereinafter referred to as the “First Tier JV”; each entity through which the First Tier JV indirectly owns a Tiered Non-US Property Owner is hereinafter referred to as an “Intermediate Tier Entity”; and the Tiered Non-US Property Owners, the 100% AMB Non-US Property Owners and the JV Non-US Property Owners are sometimes hereinafter referred to individually as a “Non-US Property Owner” and collectively as the “Non-US Property Owners”) and the Non-US Property Owner or, in the case of any Tiered Non-US Property Owner, the related First Tier JV or a related Intermediate Tier Entity has incurred Indebtedness (whether or not such Indebtedness is secured by a Lien against such Non-US Property and/or any direct or indirect equity interests in the Non-US Property Owner) (each a “Capital Funding Loan”) held by

(x)	in the case of a 100% AMB Non-US Property Owner, Borrower or any other Financing Partnership, and

(y)	in the case of a JV Non-US Property Owner or a Tiered Non-US Property Owner, either (AA) an entity (hereinafter an “International FinCo”) in which Borrower’s Share is the same or greater than Borrower’s Share in such Non-US Property Owner, or (BB) a Financing Partnership (or Borrower directly) and entities which are not Financing Partnerships (including Persons who are not Affiliates of Borrower or whose constituent entities include Persons who are not Affiliates of Borrower) (“Joint Lenders”), provided that Borrower’s direct or indirect share of such Indebtedness is the same or greater than Borrower’s Share of such Non-US Property Owner, then no such Capital Funding Loan or related Second Tier Funding Loan (as defined below) shall be deemed to constitute Indebtedness for any purposes under this Agreement, any Lien securing such Capital Funding Loan shall be a Permitted Lien and no Non-US Property to which such Capital Funding Loan or Second Tier Funding Loan relates shall fail to be a Unencumbered Property solely because the capital provided to the applicable Non-US Property Owner or related First Tier JV or Intermediate Tier Entity was in the form of a Capital Funding Loan rather than a contribution to the equity of such Non-US Property Owner, First Tier JV or Intermediate Tier Entity, so long as
(a)	in the case of a Capital Funding Loan made by an International FinCo, the sale of such Capital Funding Loan, or the sale or refinancing of any interest in the Non-US Property or any direct or indirect equity interests in the Non-US Property Owner acquired as a result of the exercise of any remedies in connection with the enforcement of such Capital Funding Loan, is Substantially Controlled by Borrower (as defined below),

(b)	in the case of a Capital Funding Loan made by Joint Lenders, any remedies in connection with enforcement of such Capital Funding Loan may only be exercised by such Joint Lenders concurrently and, in the event of any such exercise and the Joint Lenders acquire such Non-US Property or any direct or indirect equity interests in such Non-US Property Owner, the sale or refinancing of such Non-US Property and, if the direct or indirect equity interests in such Non-US Property Owner are held jointly, such equity interests will be Substantially Controlled by Borrower, and

(c)	no interest in any Capital Funding Loan or Second Tier Funding Loan held directly or indirectly by Borrower is subject to any Lien (other than a Permitted Lien) or any Negative Pledge.
For purposes of the foregoing, an action will be “Substantially Controlled by Borrower” if such action is substantially controlled directly by Borrower or through one or more Financing Partnerships either by agreement of the parties, through the provisions of a Person’s formation documents or otherwise. For purposes of the preceding sentence, an action shall be deemed to be substantially controlled directly by Borrower or through one or more Financing Partnerships if

Borrower or such Financing Partnerships have the ability to exercise a usual and customary buy-sell right in the event of a disagreement regarding such action. As used herein the term “Second Tier Funding Loan” means any loans made to an International FinCo by Borrower, any Financing Partnerships of Borrower and/or any other Person with an equity interest in such International FinCo (or affiliates of such other Person) so long as (x) Borrower’s direct or indirect share of the combined loans of Borrower, any Financing Partnership and/or such other Persons (or affiliates thereof) to the International FinCo is the same or greater than Borrower’s Share of the applicable Non-US Property Owner, and (y) all such loans are pari passu and any remedies that may be exercised in connection with enforcement of such loans may only be exercised concurrently or not at all.
ARTICLE VI
DEFAULTS
          Section 6.1 Events of Default. An “Event of Default” shall have occurred if one or more of the following events shall have occurred and be continuing:
               (a) the Borrower shall fail to (i) pay when due any principal of any Loan, or (ii) the Borrower shall fail to pay when due interest on any Loan or any fees or any other amount payable to Administrative Agent or the Banks hereunder and the same shall continue for a period of five (5) days after the same becomes due;
               (b) the Borrower shall fail to observe or perform any covenant contained in Section 5.8, Section 5.9(a) or (b), Section 5.10, Section 5.11(a), (b) or (c), Section 5.12 or Section 5.13;
               (c) the Borrower shall fail to observe or perform any covenant or agreement contained in this Agreement (other than those covered by clause (a), (b), (e), (f), (g), (h), (j), (n) or (o) of this Section 6.1) for 30 days after written notice thereof has been given to the Borrower by the Administrative Agent; or if such default is of such a nature that it cannot with reasonable effort be completely remedied within said period of thirty (30) days such additional period of time as may be reasonably necessary to cure same, provided Borrower commences such cure within said thirty (30) day period and diligently prosecutes same, until completion, but in no event shall such extended period exceed ninety (90) days;
               (d) any representation, warranty, certification or statement made by the Borrower in this Agreement or in any certificate, financial statement or other document delivered pursuant to this Agreement shall prove to have been incorrect in any material respect when made (or deemed made) and, with respect to such representations, warranties, certifications or statements not known by the Borrower at the time made or deemed made to be incorrect, the defect causing such representation or warranty to be incorrect when made (or deemed made) is not removed within thirty (30) days after written notice thereof from Administrative Agent to Borrower;
               (e) the Borrower, any Qualified Borrower, the General Partner, any Subsidiary or any Investment Affiliate shall default in the payment when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) of any amount owing in respect of any Recourse Debt (other than the Obligations) for which the aggregate outstanding principal amounts exceed Fifty Million Dollars ($50,000,000) and such default shall continue beyond the giving of any required notice and the expiration of any applicable grace period and such default has not been waived, in writing, by the holder of any such Debt; or the Borrower, any Qualified Borrower, the General Partner, any Subsidiary or any Investment Affiliate shall default in the performance or observance of any obligation or condition with respect to any such Recourse Debt or any other event shall occur or condition exist beyond the giving of any required notice and the expiration of any applicable grace period, if the effect of such default, event or condition is to accelerate the maturity of any such indebtedness or to permit (without any further requirement of notice or lapse of time) the holder or holders thereof, or any trustee or agent for such holders, to accelerate the maturity of any such indebtedness;
               (f) the Borrower or the General Partner shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidate, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any action to authorize any of the foregoing;
               (g) an involuntary case or other proceeding shall be commenced against the Borrower or the General Partner seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 90 days; or an order for relief shall be entered against the Borrower or the General Partner under the federal bankruptcy laws as now or hereafter in effect;
               (h) intentionally omitted;
               (i) one or more final, non-appealable judgments or decrees in an aggregate amount of Thirty-Five Million Dollars ($35,000,000) or more shall be entered by a court or courts of competent jurisdiction against the General Partner, the Borrower or, to the extent of any recourse to the General Partner or the Borrower, any Qualified Borrower or any General Partner’s or Borrower’s Consolidated Subsidiaries (other than any judgment as to which, and only to the extent, a reputable insurance company has acknowledged coverage of such claim in writing) and (i) any such judgments or decrees shall not be stayed, discharged, paid, bonded or vacated within thirty (30) days or (ii) enforcement proceedings shall be commenced by any creditor on any such judgments or decrees;
               (j) there shall be a change in the majority of the Board of Directors of the General Partner during any twelve (12) month period, excluding any change in directors resulting from (x) the death or disability of any director, or (y) satisfaction of any requirement for the majority of the members of the board of directors or trustees of the General Partner to qualify under applicable law as independent directors or (z) the replacement of any director who is an officer or employee of the General Partner or an affiliate of the General Partner with any other officer or employee of the General Partner or an affiliate of the General Partner;
               (k) any Person (including affiliates of such Person) or “group” (as such term is defined in applicable federal securities laws and regulations) shall acquire more than thirty percent (30%) of the common shares of the General Partner;
               (l) the General Partner shall cease at any time to qualify as a real estate investment trust under the Code;
               (m) if any Termination Event with respect to a Plan, Multiemployer Plan or Benefit Arrangement shall occur as a result of which Termination Event or Events any member of the ERISA Group has incurred or may incur any liability to the PBGC or any other Person and the sum (determined as of the date of occurrence of such Termination Event) of the insufficiency of such Plan, Multiemployer Plan or Benefit Arrangement and the insufficiency of any and all other Plans, Multiemployer Plans and Benefit Arrangements with respect to which such a Termination Event shall occur and be continuing (or, in the case of a Multiple Employer Plan with respect to which a Termination Event described in clause (ii) of the definition of Termination Event shall occur and be continuing and in the case of a liability with respect to a Termination Event which is or could be a liability of the Borrower or the General Partner rather than a liability of the Plan, the liability of the Borrower or the General Partner) is equal to or greater than $20,000,000 and which the Administrative Agent reasonably determines will have a Material Adverse Effect;
               (n) if, any member of the ERISA Group shall commit a failure described in Section 302(f)(1) of ERISA or Section 412(n)(1) of the Code and the amount of the lien determined under Section 302(f)(3) of ERISA or Section 412(n)(3) of the Code that could reasonably be expected to be imposed on any member of the ERISA Group or their assets in respect of such failure shall be equal to or greater than $20,000,000 and which the Administrative Agent reasonably determines will have a Material Adverse Effect;
               (o) at any time, for any reason the Borrower or any Qualified Borrower seeks to repudiate its obligations under any Loan Document or the General Partner seeks to repudiate its obligations under the Guaranty.
               (p) a default beyond any applicable notice or grace period under any of the other Loan Documents;
               (q) any assets of Borrower or any Qualified Borrower shall constitute “assets” (within the meaning of ERISA or Section 4975 of the Code, including but not limited to 29 C.F.R. § 2510.3-101 or any successor regulation thereto) of an “employee benefit plan” within the meaning of Section 3(3) of ERISA or a “plan” within the meaning of Section 4975(e)(1) of the Code; or
               (r) the Note, the Loan, the Obligations, the Guaranty or any of the Loan Documents or the exercise of any of the Administrative Agent’s or any of the Bank’s rights in connection therewith shall constitute a prohibited transaction under ERISA and/or the Code.

          Section 6.2 Rights and Remedies. (a) Upon the occurrence of any Event of Default described in Sections 6.1(f), (g), (o) or (q), the Commitments shall immediately terminate and the unpaid principal amount of, and any and all accrued interest on, the Loans and any and all accrued fees and other Obligations hereunder shall automatically become immediately due and payable, with all additional interest from time to time accrued thereon and without presentation, demand, or protest or other requirements of any kind (including, without limitation, valuation and appraisement, diligence, presentment, notice of intent to demand or accelerate and notice of acceleration), all of which are hereby expressly waived by the Borrower for itself and on behalf of any Qualified Borrower; and upon the occurrence and during the continuance of any other Event of Default, the Administrative Agent, following consultation with the Banks, may (and upon the demand of the Majority Banks shall), by written notice to the Borrower, in addition to the exercise of all of the rights and remedies permitted the Administrative Agent and the Banks at law or equity or under any of the other Loan Documents, declare that the Commitments are terminated and declare the unpaid principal amount of and any and all accrued and unpaid interest on the Loans and any and all accrued fees and other Obligations hereunder to be, and the same shall thereupon be, immediately due and payable with all additional interest from time to time accrued thereon and (except as otherwise provided in the Loan Documents) without presentation, demand, or protest or other requirements of any kind (including, without limitation, valuation and appraisement, diligence, presentment, notice of intent to demand or accelerate and notice of acceleration), all of which are hereby expressly waived by the Borrower for itself and on behalf of any Qualified Borrower.
               (b) Notwithstanding anything to the contrary contained in this Agreement or in any other Loan Document, the Administrative Agent and the Banks each agree that any exercise or enforcement of the rights and remedies granted to the Administrative Agent or the Banks under this Agreement or at law or in equity with respect to this Agreement or any other Loan Documents shall be commenced and maintained by the Administrative Agent on behalf of the Administrative Agent and/or the Banks. The Administrative Agent shall act at the direction of the Majority Banks in connection with the exercise of any and all remedies at law, in equity or under any of the Loan Documents or, if the Majority Banks are unable to reach agreement, then, from and after an Event of Default, the Administrative Agent may pursue such rights and remedies as it may determine.
          Section 6.3 Notice of Default. The Administrative Agent shall give notice to the Borrower under Section 6.1(c) and 6.1(d) promptly upon being requested to do so by the Majority Banks and shall thereupon notify all the Banks thereof. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default (other than nonpayment of principal of or interest on the Loans) unless Administrative Agent has received notice in writing from a Bank or Borrower referring to this Agreement or the other Loan Documents, describing such event or condition. Should Administrative Agent receive notice of the occurrence of an Default or Event of Default expressly stating that such notice is a notice of an Default or Event of Default, or should Administrative Agent send Borrower a notice of Default or Event of Default, Administrative Agent shall promptly give notice thereof to each Bank.
          Section 6.4 Distribution of Proceeds after Default. Notwithstanding anything contained herein to the contrary but subject to the provisions of Section 9.16 hereof, from and after an Event of Default, to the extent proceeds are received by Administrative Agent, such proceeds will be distributed to the Banks pro rata in accordance with the unpaid principal amount of the Loans (giving effect to any participations granted therein pursuant to Section 9.4).
ARTICLE VII
THE AGENTS
          Section 7.1 Appointment and Authorization. Each Bank irrevocably appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Administrative Agent by the terms hereof or thereof, together with all such powers as are reasonably incidental thereto. Except as set forth in Sections 7.8 and 7.9 hereof, the provisions of this Article VII are solely for the benefit of Administrative Agent and the Banks, and Borrower shall not have any rights to rely on or enforce any of the provisions hereof. In performing its functions and duties under this Agreement, Administrative Agent shall each act solely as an agent of the Banks and do not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for the Borrower.
          Section 7.2 Agency and Affiliates. [HSBC BANK] has the same rights and powers under this Agreement as any other Bank and may exercise or refrain from exercising the same as though it were not the Administrative Agent, and [HSBC BANK] and its affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower, General Partner or any Subsidiary or affiliate of the Borrower as if they were not the Administrative Agent hereunder, and the term “Bank” and “Banks” shall include [HSBC BANK] in its individual capacity.
          Section 7.3 Action by Agents. The obligations of each of the Agents hereunder are only those expressly set forth herein. Without limiting the generality of the foregoing, each of the Agents shall not be required to take any action with respect to any Default or Event of Default, except as expressly provided in Article VI. The duties of each Agent shall be administrative in nature. Subject to the provisions of Sections 7.1, 7.5 and 7.6, each Agent shall administer the Loans in the same manner as each administers its own loans.
          Section 7.4 Consultation with Experts. As between Administrative Agent on the one hand and the Banks on the other hand, the Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.
          Section 7.5 Liability of Agents. As between each Agent on the one hand and the Banks on the other hand, none of the Agents nor any of their affiliates nor any of their respective directors, officers, agents or employees shall be liable for any action taken or not taken by it in connection herewith (i) with the consent or at the request of the Majority Banks or (ii) in the absence of its own gross negligence or willful misconduct. As between each Agent on the one hand and the Banks on the other hand, none of the Agents nor any of their respective directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify (i) any statement, warranty or representation made in connection with this Agreement or any borrowing hereunder; (ii) the performance or observance of any of the covenants or agreements of the Borrower; (iii) the satisfaction of any condition specified in Article III, except receipt of items required to be delivered to such Agent, or (iv) the validity, effectiveness or genuineness of this Agreement, the other Loan Documents or any other instrument or writing furnished in connection herewith. As between each Agent on the one hand and the Banks on the other hand, none of the Agents shall incur any liability by acting in reliance upon any notice, consent, certificate, statement, or other writing (which may be a bank wire, telex or similar writing) believed by it to be genuine or to be signed by the proper party or parties.
          Section 7.6 Indemnification. Each Bank shall, ratably in accordance with its Commitment, indemnify the Agents and their affiliates and their respective directors, officers, agents and employees (to the extent not reimbursed by the Borrower) against any cost, expense (including, without limitation, counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from such indemnitee’s gross negligence or willful misconduct) that such indemnitee may suffer or incur in connection with its duties as Agent under this Agreement, the other Loan Documents or any action taken or omitted by such indemnitee hereunder. In the event that any Agent shall, subsequent to its receipt of indemnification payment(s) from Banks in accordance with this section, recoup any amount from the Borrower, or any other party liable therefor in connection with such indemnification, such Agent shall reimburse the Banks which previously made the payment(s) pro rata, based upon the actual amounts which were theretofore paid by each Bank. Each Agent shall reimburse such Banks so entitled to reimbursement within two (2) Business Days of its receipt of such funds from the Borrower or such other party liable therefor.
          Section 7.7 Credit Decision. Each Bank acknowledges that it has, independently and without reliance upon the Administrative Agent, the Syndication Agent or any other Bank, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent, Syndication Agent or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under this Agreement.
          Section 7.8 Successor Agents. The Administrative Agent or the Syndication Agent may resign at any time by giving notice thereof to the Banks, the Borrower and each other and the Administrative Agent or the Syndication Agent, as applicable, shall resign in the event its Commitment (without participants) is reduced to less than Seven Million Euros (€7,000,000) unless as a result of a cancellation or reduction in the aggregate Commitments. Upon any such resignation, the Majority Banks shall have the right to appoint a successor Administrative Agent or Syndication Agent, as applicable, which successor Administrative Agent or successor Syndication Agent (as applicable) shall, provided no Event of Default has occurred and is then continuing, be subject to Borrower’s approval, which approval shall not be unreasonably withheld or delayed. If no successor Administrative Agent or Syndication Agent (as applicable) shall have been so appointed by the Majority Banks and approved by the Borrower, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent or Syndication Agent (as applicable) gives notice of resignation, then the retiring Administrative

Agent or retiring Syndication Agent (as applicable) may, on behalf of the Banks, appoint a successor Administrative Agent or Syndication Agent (as applicable), which shall be the Administrative Agent, Documentation Agent or the Syndication Agent as the case may be, who shall act until the Majority Banks shall appoint an Administrative Agent or Syndication Agent. Any appointment of a successor Administrative Agent or Syndication Agent by Majority Banks or the retiring Administrative Agent or the Syndication Agent pursuant to the preceding sentence shall, provided no Event of Default has occurred and is then continuing, be subject to the Borrower’s approval, which approval shall not be unreasonably withheld or delayed. Upon the acceptance of its appointment as the Administrative Agent or Syndication Agent hereunder by a successor Administrative Agent or successor Syndication Agent, as applicable, such successor Administrative Agent or successor Syndication Agent, as applicable, shall thereupon succeed to and become vested with all the rights and duties of the retiring Administrative Agent or retiring Syndication Agent, as applicable, and the retiring Administrative Agent or the retiring Syndication Agent, as applicable, shall be discharged from its duties and obligations hereunder. After any retiring Administrative Agent’s or retiring Syndication Agent’s resignation hereunder, the provisions of this Article shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent or the Syndication Agent, as applicable. For gross negligence or willful misconduct, as determined by all the Banks (excluding for such determination Administrative Agent or Syndication Agent in its capacity as a Bank, as applicable), or if the Administrative Agent becomes a Defaulting Lender (as determined by the Majority Banks other than the Administrative Agent in its capacity as a Bank, and the Borrower), Administrative Agent or Syndication Agent may be removed at any time by giving at least thirty (30) Business Days’ prior written notice to Administrative Agent or Syndication Agent and Borrower. Such resignation or removal shall take effect upon the acceptance of appointment by a successor Administrative Agent, Documentation Agent or Syndication Agent, as applicable, in accordance with the provisions of this Section 7.8.
          Section 7.9 Consents and Approvals. All communications from Administrative Agent to the Banks requesting the Banks’ determination, consent, approval or disapproval (i) shall be given in the form of a written notice to each Bank, (ii) shall be accompanied by a description of the matter or item as to which such determination, approval, consent or disapproval is requested, or shall advise each Bank where such matter or item may be inspected, or shall otherwise describe the matter or issue to be resolved, (iii) shall include, if reasonably requested by a Bank and to the extent not previously provided to such Bank, written materials and a summary of all oral information provided to Administrative Agent by Borrower in respect of the matter or issue to be resolved, (iv) shall include Administrative Agent’s recommended course of action or determination in respect thereof, and (v) shall include the following clause in capital letters, “FAILURE TO RESPOND TO THIS NOTICE WITHIN THE BANK REPLY PERIOD SHALL BE DEEMED CONSENT TO THE RECOMMENDATION SET FORTH HEREIN”. Each Bank shall reply promptly, but in any event within ten (10) Business Days after receipt of the request therefor from Administrative Agent (the “Bank Reply Period”). Unless a Bank shall give written notice to Administrative Agent that it objects to the recommendation or determination of Administrative Agent (together with a written explanation of the reasons behind such objection) within the Bank Reply Period, such Bank shall be deemed to have approved of or consented to such recommendation or determination. With respect to decisions requiring the approval of the Majority Banks or all the Banks, Administrative Agent shall submit its recommendation or determination for approval of or consent to such recommendation or determination to all Banks and upon receiving the required approval or consent (or deemed approval or consent, as the case may be) shall follow the course of action or determination of the Majority Banks or all the Banks (and each non-responding Bank shall be deemed to have concurred with such recommended course of action), as the case may be.
ARTICLE VIII
CHANGE IN CIRCUMSTANCES
          Section 8.1 Basis for Determining Interest Rate Inadequate or Unfair. If on or prior to the first day of any Interest Period for any Euribor Borrowing the Administrative Agent determines in good faith that deposits in Euros (in the applicable amounts) are not being offered in the relevant market for such Interest Period, the Administrative Agent shall forthwith give notice thereof to the Borrower and the Banks, whereupon until the Administrative Agent notifies the Borrower that the circumstances giving rise to such suspension no longer exist, the obligations of the Banks to make Euribor Loans shall be suspended. In such event unless the Borrower notifies the Administrative Agent on or before the second (2nd) Euribor Business Day before, but excluding, the date of any Euribor Borrowing for which a Notice of Borrowing has previously been given that it elects not to borrow on such date, such Borrowing shall instead be made as a Base Rate Borrowing (unless any Bank has previously advised the Administrative Agent and Borrower that it is unable to make a Base Rate Loan and such notice has not been withdrawn, in which event the Administrative Agent shall determine in good faith the appropriate rate of interest after consultation with the Borrower and the Banks).
          If, at any time, the obligations of the Banks to make Euribor Loans shall be suspended pursuant to the terms of this Section 8.1, with respect to any Bank that has previously notified the Administrative Agent and Borrower that it is unable to make a Base Rate Loan which notice has not been withdrawn, Borrower shall have the right, upon five (5) Business Day’s notice to the Administrative Agent, to either (x) cause a bank, reasonably acceptable to the Administrative Agent, to offer to purchase the Commitments of such Bank for an amount equal to such Bank’s outstanding Loans and to become a Bank hereunder, or to obtain the agreement of one or more existing Banks to offer to purchase the Commitments of such Bank for such amount, which offer such Bank is hereby required to accept, or (y) to repay in full all Loans then outstanding of such Bank, together with interest and all other amounts due thereon, upon which event, such Bank’s Commitment shall be deemed to be canceled pursuant to Section 2.11(f).
          Section 8.2 Illegality. If, on or after the date of this Agreement, the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its Euribor Lending Office) with any request or directive (whether or not having the force of law) made after the Closing Date of any such authority, central bank or comparable agency shall make it unlawful for any Bank (or its Euribor Lending Office) to make, maintain or fund its Euribor Loans, the Administrative Agent shall forthwith give notice thereof to the other Banks and the Borrower, whereupon until such Bank notifies the Borrower and the Administrative Agent that the circumstances giving rise to such suspension no longer exist, the obligation of such Bank in the case of the event described above to make Euribor Loans, shall be suspended. With respect to Euribor Loans, before giving any notice to the Administrative Agent pursuant to this Section, such Bank shall designate a different Euribor Lending Office if such designation will avoid the need for giving such notice and will not, in the judgment of such Bank, be otherwise disadvantageous to such Bank. If such Bank shall determine that it may not lawfully continue to maintain and fund any of its outstanding Euribor Loans to maturity and shall so specify in such notice, the Borrower shall be deemed to have delivered a Notice of Interest Rate Election and such Euribor Loan shall be converted as of such date to a Base Rate Loan (without payment of any amounts that Borrower would otherwise be obligated to pay pursuant to Section 2.14 hereof with respect to Loans converted pursuant to this Section 8.2) in an equal principal amount from such Bank (on which interest and principal shall be payable contemporaneously with the related Euribor Loans of the other Banks), and such Bank shall make such a Base Rate Loan (unless any Bank has previously advised the Administrative Agent and Borrower that it is unable to make a Base Rate Loan and such notice has not been withdrawn, in which event the Administrative Agent shall determine in good faith the appropriate rate of interest after consultation with the Borrower and the Banks).
          If at any time, it shall be unlawful for any Bank to make, maintain or fund its Euribor Loans, the Borrower shall have the right, upon five (5) Business Days’ notice to the Administrative Agent, to either (x) cause a bank, reasonably acceptable to the Administrative Agent, to offer to purchase the Commitments of such Bank for an amount equal to such Bank’s outstanding Loans, together with accrued and unpaid interest thereon, and to become a Bank hereunder, or obtain the agreement of one or more existing Banks to offer to purchase the Commitments of such Bank for such amount, which offer such Bank is hereby required to accept, or (y) to repay in full all Loans then outstanding of such Bank, together with interest due thereon and any and all fees due hereunder, upon which event, such Bank’s Commitments shall be deemed to be canceled pursuant to Section 2.11(c).
          Section 8.3 Increased Cost and Reduced Return.
               (a) If, on or after the date hereof, the adoption or phase in of any applicable law, rule or regulation, or any change in any applicable law, rule, directive, guideline, decision, or regulation, or any change in the interpretation, re-interpretation, application, or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its Applicable Lending Office) with any request or directive (whether or not having the force of law) made at the Closing Date of any such authority, central bank or comparable agency shall impose, modify or deem applicable any reserve (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System (but excluding with respect to any Euribor Loan any such requirement reflected in an applicable Euribor Reserve Percentage)), special deposit, insurance assessment or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Bank (or its Applicable Lending Office) or shall impose on any Bank (or its Applicable Lending Office) or on the interbank market any other condition materially more burdensome in nature, extent or consequence than those in existence as of the date hereof affecting such Bank’s Euribor Loans, its Note, or its obligation to make Euribor Loans, and the result of any of the foregoing is to increase the cost to such Bank (or its Applicable Lending Office) of making or maintaining any Euribor Loan, or to reduce the amount of any sum received or receivable by such Bank (or its Applicable Lending

Office) under this Agreement or under its Note with respect to such Euribor Loans, by an amount deemed by such Bank to be material, then, within 15 days after demand by such Bank (with a copy to the Administrative Agent), the Borrower shall pay to such Bank such additional amount or amounts (based upon a reasonable allocation thereof by such Bank to the Euribor Loans made by such Bank hereunder) as will compensate such Bank for such increased cost or reduction to the extent such Bank generally imposes such additional amounts on other borrowers of such Bank in similar circumstances.
               (b) If any Bank shall have reasonably determined that, after the date hereof, the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change in any such law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank with any request or directive regarding capital adequacy (whether or not having the force of law) made after the Closing Date of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on capital of such Bank (or its Parent) as a consequence of such Bank’s obligations hereunder to a level below that which such Bank (or its Parent) could have achieved but for such adoption, change, request or directive (taking into consideration its policies with respect to capital adequacy) by an amount reasonably deemed by such Bank to be material, then from time to time, within 15 days after demand by such Bank (with a copy to the Administrative Agent), the Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank (or its Parent) for such reduction to the extent such Bank generally imposes such additional amounts on other borrowers of such Bank in similar circumstances.
               (c) Each Bank will promptly notify the Borrower and the Administrative Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Bank to compensation pursuant to this Section and will designate a different Applicable Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the reasonable judgment of such Bank, be otherwise disadvantageous to such Bank. If such Bank shall fail to notify Borrower of any such event within ninety (90) days following the end of the month during which such event occurred, then Borrower’s liability for any amounts described in this Section incurred by such Bank as a result of such event shall be limited to those attributable to the period occurring subsequent to the ninetieth (90th) day prior to, but excluding, the date upon which such Bank actually notified Borrower of the occurrence of such event. A certificate of any Bank claiming compensation under this Section and setting forth a reasonably detailed calculation of the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of demonstrable error. In determining such amount, such Bank may use any reasonable averaging and attribution methods.
               (d) If at any time, any Bank shall be owed amounts pursuant to this Section 8.3, the Borrower shall have the right, upon five (5) Business Days’ notice to the Administrative Agent to either (x) cause a bank, reasonably acceptable to the Administrative Agent, to offer to purchase the Commitments of such Bank for an amount equal to such Bank’s outstanding Loans, and to become a Bank hereunder, or to obtain the agreement of one or more existing Banks to offer to purchase the Commitments of such Bank for such amount, which offer such Bank is hereby required to accept, or (y) to repay in full all Loans then outstanding of such

Bank, together with interest and all other amounts due thereon, upon which event, such Bank’s Commitment shall be deemed to be canceled pursuant to Section 2.11(c).
          Section 8.4 Taxes.
               (a) Any and all payments by the Borrower or any Qualified Borrower to or for the account of any Bank or the Administrative Agent hereunder or under any other Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Bank and the Administrative Agent, taxes imposed on its income, and franchise taxes imposed on it, by the jurisdiction under the laws of which such Bank or the Administrative Agent (as the case may be) is organized or any political subdivision thereof and, in the case of each Bank, taxes imposed on its income, and franchise or similar taxes imposed on it, by the jurisdiction of such Bank’s Applicable Lending Office or any political subdivision thereof or by any other jurisdiction (or any political subdivision thereof) as a result of a present or former connection between such Bank or Administrative Agent and such other jurisdiction or by the United States (all such non-excluded taxes, duties, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Non-Excluded Taxes”). If the Borrower or any Qualified Borrower shall be required by law to deduct any Non-Excluded Taxes from or in respect of any sum payable hereunder or under any Note, (i) the sum payable shall be increased as necessary so that after making all required deductions (including, without limitation, deductions applicable to additional sums payable under this Section 8.4) such Bank or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower or Qualified Borrower shall make such deductions, (iii) the Borrower or Qualified Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law and (iv) the Borrower or Qualified Borrower shall furnish to the Administrative Agent, at its address referred to in Section 9.1, the original or a certified copy of a receipt evidencing payment thereof.
               (b) In addition, the Borrower agrees to pay any present or future stamp or documentary taxes and any other excise or property taxes, or charges or similar levies which arise from any payment made hereunder or under any Note or from the execution or delivery of, or otherwise with respect to, this Agreement or any Note (hereinafter referred to as “Other Taxes”).
               (c) In the event that Non-Excluded Taxes not imposed on the Closing Date are imposed, or Non-Excluded Taxes imposed on the Closing Date increase, the applicable Bank shall notify the Administrative Agent and the Borrower of such event in writing within a reasonable period following receipt of knowledge thereof. If such Bank shall fail to notify Borrower of any such event within ninety (90) days following the end of the month during which such event occurred, then Borrower’s or Qualified Borrower’s liability for such additional Non-Excluded Taxes incurred by such Bank as a result of such event (including payment of a make-whole amount under Section 8.4(a)(i)) shall be limited to those attributable to the period occurring subsequent to the ninetieth (90th) day prior to, but excluding, the date upon which such Bank actually notified Borrower of the occurrence of such event.

               (d) The Borrower agrees to indemnify each Bank and the Administrative Agent for the full amount of Non-Excluded Taxes or Other Taxes (including, without limitation, any Non-Excluded Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 8.4) paid by such Bank or the Administrative Agent (as the case may be) and, so long as such Bank or Administrative Agent has promptly paid any such Non-Excluded Taxes or Other Taxes, any liability for penalties and interest arising therefrom or with respect thereto. This indemnification shall be made within 15 days from the date such Bank or the Administrative Agent (as the case may be) makes demand therefor.
               (e) Each Bank organized under the laws of a jurisdiction outside the United States, on or prior to the date of its execution and delivery of this Agreement in the case of each Bank listed on the signature pages hereof and on or prior to the date on which it becomes a Bank in the case of each other Bank, shall provide the Borrower with (A) two duly completed copies of Internal Revenue Service Form 1001 or any successor form prescribed by the Internal Revenue Service, and (B) an Internal Revenue Service Form W-8BEN or W-8ECI, as appropriate, or any successor form prescribed by the Internal Revenue Service, and shall provide Borrower with two further copies of any such form or certification on or before the date that any such form or certification expires or becomes obsolete and after the occurrence of any event requiring a change in the most recent form previously delivered by it to Borrower, certifying (i) in the case of a Form 1001, that such Bank is entitled to benefits under an income tax treaty to which the United States is a party which reduces the rate of withholding tax on payments of interest or certifying that the income receivable pursuant to this Agreement is effectively connected with the conduct of a trade or business in the United States, and (ii) in the case of a Form W-8BEN or W-8ECI, that it is entitled to an exemption from United States backup withholding tax. If the form provided by a Bank at the time such Bank first becomes a party to this Agreement indicates a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from “Non-Excluded Taxes” as defined in Section 8.4(a).
               (f) Upon reasonable demand by Borrower or any Qualified Borrower to the Administrative Agent or any Bank, the Administrative Agent or Bank, as the case may be, shall deliver to the Borrower or Qualified Borrower, or to such government or taxing authority as the Borrower or Qualified Borrower may reasonably direct, any form or document that may be required or reasonably requested in writing in order to allow the Borrower or Qualified Borrower to make a payment to or for the account of such Bank or the Administrative Agent hereunder or under any other Loan Document without any deduction or withholding for or on account of any Non-Excluded Taxes or with such deduction or withholding at a reduced rate (so long as the completion, execution or submission of such form or document would not materially prejudice the legal or commercial position of the party in receipt of such demand), with any such form or document to be accurate and completed in a manner reasonably satisfactory to the Borrower or Qualified Borrower making such demand and to be executed and to be delivered with any reasonably required certification.
               (g) For any period with respect to which a Bank has failed to provide the Borrower with the appropriate form pursuant to Section 8.4(e) or (f) (unless such failure is due to a change in treaty, law or regulation occurring subsequent to the date on which a form originally was required to be provided), such Bank shall not be entitled to indemnification under

Section 8.4(d); provided, however, that should a Bank, which is otherwise exempt from or subject to a reduced rate of withholding tax, become subject to Non-Excluded Taxes because of its failure to deliver a form required hereunder, the Borrower shall take such steps as such Bank shall reasonably request to assist such Bank to recover such Taxes so long as Borrower shall incur no cost or liability as a result thereof.
               (h) If the Borrower is required to pay additional amounts to or for the account of any Bank pursuant to this Section 8.4, then such Bank will change the jurisdiction of its Applicable Lending Office so as to eliminate or reduce any such additional payment which may thereafter accrue if such change, in the judgment of such Bank, is not otherwise disadvantageous to such Bank.
               (i) If at any time, any Bank shall be owed amounts pursuant to this Section 8.4, the Borrower shall have the right, upon five (5) Business Days’ notice to the Administrative Agent to either (x) cause a bank, reasonably acceptable to the Administrative Agent, to offer to purchase the Commitments of such Bank for an amount equal to such Bank’s outstanding Loans, and to become a Bank hereunder, or to obtain the agreement of one or more existing Banks to offer to purchase the Commitments of such Bank for such amount, which offer such Bank is hereby required to accept, or (y) to repay in full all Loans then outstanding of such Bank, together with interest and all other amounts due thereon, upon which event, such Bank’s Commitment shall be deemed to be canceled pursuant to Section 2.11(c).
          Section 8.5 Base Rate Loans Substituted for Affected Euribor Loans. If (i) the obligation of any Bank to make Euribor Loans has been suspended pursuant to Section 8.2 or (ii) any Bank has demanded compensation under Section 8.3 or 8.4 with respect to its Euribor Loans and the Borrower shall, by at least five Business Days’ prior notice to such Bank through the Administrative Agent, have elected that the provisions of this Section shall apply to such Bank, then, unless and until such Bank notifies the Borrower that the circumstances giving rise to such suspension or demand for compensation no longer exist:
               (a) Borrower shall be deemed to have delivered a Notice of Interest Rate Election with respect to such affected Euribor Loans and thereafter all Loans which would otherwise be made by such Bank to the Borrower shall be made as Base Rate Loans (unless any such Bank has previously advised the Administrative Agent and Borrower that it is unable to make a Base Rate Loan, in which event the Administrative Agent shall determine in good faith the appropriate rate of interest for such Loans after consultation with the Borrower and such Banks); and
               (b) after each of its Euribor Loans has been repaid, all payments of principal which would otherwise be applied to repay such Euribor Loans shall be applied to repay its Base Rate Loans instead, and
               (c) Borrower will not be required to make any payment which would otherwise be required by Section 2.14 with respect to such Euribor Loans converted to Base Rate Loans pursuant to clause (a) above.

          Section 8.6 Dodd-Frank Wall Street Reform and Consumer Protection Act. Whenever there is a reference in this Article VIII to the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its Euribor Lending Office) with any request or directive (whether or not having the force of law) made after the Closing Date, notwithstanding anything contained herein to the contrary, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, guidelines or directives in connection therewith shall be deemed to have gone into effect and adopted after the Effective Date.
ARTICLE IX
MISCELLANEOUS
          Section 9.1 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including bank wire, telex, facsimile transmission followed by telephonic confirmation or similar writing) and shall be given to such party: (x) in the case of the Borrower, any Qualified Borrower, the Administrative Agent, at its address, telex number or facsimile number set forth on Exhibit E attached hereto with a duplicate copy thereof, in the case of the Borrower, to the Borrower, at its address set forth on the signature page hereof, Attn: General Counsel, (y) in the case of any Bank, at its address, telex number or facsimile number set forth in its Administrative Questionnaire or (z) in the case of any party, such other address, telex number or facsimile number as such party may hereafter specify for the purpose by notice to the Administrative Agent and the Borrower. Each such notice, request or other communication shall be effective (i) if given by telex or facsimile transmission, when such telex or facsimile is transmitted to the telex number or facsimile number specified in this Section and the appropriate answerback or facsimile confirmation is received, (ii) if given by certified registered mail, return receipt requested, with first class postage prepaid, addressed as aforesaid, upon receipt or refusal to accept delivery, (iii) if given by a nationally recognized overnight carrier, 24 hours after such communication is deposited with such carrier with postage prepaid for next day delivery, or (iv) if given by any other means, when delivered at the address specified in this Section; provided that notices to the Administrative Agent under Article II or Article VIII shall not be effective until received.
          Section 9.2 No Waivers. No failure or delay by the Administrative Agent or any Bank in exercising any right, power or privilege hereunder or under any Note shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.
          Section 9.3 Expenses; Indemnification.
               (a) The Borrower shall pay within thirty (30) days after written notice from the Administrative Agent, (i) all reasonable out-of-pocket costs and expenses of the Administrative Agent (including, without limitation, reasonable fees and disbursements of special counsel Skadden, Arps, Slate, Meagher & Flom LLP ), in connection with the preparation of this Agreement, the Loan Documents and the documents and instruments referred to therein, and any waiver or consent hereunder or any amendment hereof or any Default or alleged Default hereunder, (ii) all reasonable fees and disbursements of special counsel in connection with the syndication of the Loans, and (iii) if an Event of Default occurs, all reasonable out-of-pocket expenses incurred by the Administrative Agent and each Bank, including, without limitation, fees and disbursements of counsel for the Administrative Agent and each of the Banks, in connection with the enforcement of the Loan Documents and the instruments referred to therein and such Event of Default and collection, bankruptcy, insolvency and other enforcement proceedings resulting therefrom; provided, however, that the attorneys’ fees and disbursements for which Borrower is obligated under this subsection (a)(iii) shall be limited to the reasonable non-duplicative fees and disbursements of (A) counsel for Administrative Agent and (B) counsel for all of the Banks as a group; and provided, further, that all other costs and expenses for which Borrower is obligated under this subsection (a)(iii) shall be limited to the reasonable non-duplicative costs and expenses of Administrative Agent. For purposes of this Section 9.3(a)(iii), (1) counsel for Administrative Agent shall mean a single outside law firm representing Administrative Agent and (2) counsel for all of the Banks as a group shall mean a single outside law firm representing such Banks as a group (which law firm may or may not be the same law firm representing the Administrative Agent).
               (b) The Borrower agrees to indemnify the Administrative Agent and each Bank, their respective affiliates and the respective directors, officers, agents and employees of the foregoing (each an “Indemnitee”) and hold each Indemnitee harmless from and against any and all liabilities, losses, damages, costs and expenses of any kind, including, without limitation, the reasonable fees and disbursements of counsel, which may be incurred by such Indemnitee in connection with any investigative, administrative or judicial proceeding that may at any time (including, without limitation, at any time following the payment of the Obligations) be asserted against any Indemnitee, as a result of, or arising out of, or in any way related to or by reason of, (i) any of the transactions contemplated by the Loan Documents or the execution, delivery or performance of any Loan Document, (ii) any violation by the Borrower or the Environmental Affiliates of any applicable Environmental Law, (iii) any Environmental Claim arising out of the management, use, control, ownership or operation of property or assets by the Borrower or any of the Environmental Affiliates, including, without limitation, all on-site and off-site activities of Borrower or any Environmental Affiliate involving Materials of Environmental Concern, (iv) the breach of any environmental representation or warranty set forth herein, but excluding those liabilities, losses, damages, costs and expenses (a) for which such Indemnitee has been compensated pursuant to the terms of this Agreement, (b) incurred solely by reason of the gross negligence, willful misconduct bad faith or fraud of any Indemnitee as finally determined by a court of competent jurisdiction, (c) arising from violations of Environmental Laws relating to a Property which are caused by the act or omission of such Indemnitee after such Indemnitee takes possession of such Property or (d) owing by such Indemnitee to any third party based upon contractual obligations of such Indemnitee owing to such third party which are not expressly set forth in the Loan Documents. In addition, the indemnification set forth in this Section 9.3(b) in favor of any director, officer, agent or employee of Administrative Agent or any Bank shall be solely in their respective capacities as such director, officer, agent or employee. The Borrower’s obligations under this Section shall survive the termination of this Agreement and the payment of the Obligations. Without limitation of the other provisions of this Section 9.3, Borrower shall indemnify and hold each of the Administrative Agent and the Banks free and harmless from and against all loss, costs (including reasonable attorneys’ fees and expenses), expenses, taxes, and damages (including consequential damages) that the Administrative Agent and the Banks may suffer or incur by reason of the investigation, defense and settlement of claims and in obtaining any prohibited transaction exemption under ERISA or the Code necessary in the Administrative Agent’s reasonable judgment by reason of the inaccuracy of the representations and warranties, or a breach of the provisions, set forth in Section 4.6(b).
          Section 9.4 Sharing of Set-Offs. In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default, each Bank is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to the Borrower or to any other Person, any such notice being hereby expressly waived, but subject to the prior consent of the Administrative Agent, which consent shall not be unreasonably withheld, to set off and to appropriate and apply any and all deposits (general or special, time or demand, provisional or final) and any other indebtedness at any time held or owing by such Bank (including, without limitation, by branches and agencies of such Bank wherever located) to or for the credit or the account of the Borrower or any Qualified Borrower against and on account of the Obligations of the Borrower or any Qualified Borrower then due and payable to such Bank under this Agreement or under any of the other Loan Documents, including, without limitation, all interests in Obligations purchased by such Bank. Each Bank agrees that if it shall by exercising any right of set-off or counterclaim or otherwise, receive payment of a proportion of the aggregate amount of principal and interest due with respect to any Note held by it, which is greater than the proportion received by any other Bank, the Bank receiving such proportionately greater payment shall purchase such participations in the Notes held by the other Banks, and such other adjustments shall be made, as may be required so that all such payments of principal and interest with respect to the Notes held by the Banks shall be shared by the Banks pro rata; provided that nothing in this Section shall impair the right of any Bank to exercise any right of set-off or counterclaim it may have to any deposits not received in connection with the Loans and to apply the amount subject to such exercise to the payment of indebtedness of the Borrower or Qualified Borrower other than its indebtedness under the Notes. The Borrower, for itself and on behalf of any Qualified Borrower, agrees, to the fullest extent it may effectively do so under applicable law, that any holder of a participation in a Note, whether or not acquired pursuant to the foregoing arrangements, may exercise rights of set-off or counterclaim and other rights with respect to such participation as fully as if such holder of a participation were a direct creditor of the Borrower or the applicable Qualified Borrower in the amount of such participation. Notwithstanding anything to the contrary contained herein, any Bank may, by separate agreement with the Borrower or a Qualified Borrower, waive its right to set off contained herein or granted by law and any such written waiver shall be effective against such Bank under this Section 9.4.
          Section 9.5 Amendments and Waivers.
               (a) Any provision of this Agreement or the Notes or other Loan Documents may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Borrower and the Majority Banks (and, if the rights or duties of the Administrative Agent or the Syndication Agent in their capacity as Administrative Agent, Syndication Agent, as applicable, including, without limitation, any amendment of Section 9.16, are affected thereby, by the Administrative Agent or the Syndication Agent, as applicable); provided that no amendment or waiver with respect to this Agreement, the Notes or any other Loan Documents shall, unless signed by all the Banks, (i) increase or decrease the Commitment of any Bank (except for a ratable decrease in the Commitments of all Banks) or subject any Bank to any additional obligation, (ii) reduce the principal of or rate of interest on any Loan or any fees hereunder, (iii) postpone the date fixed for any payment of principal of or interest on any Loan or any fees hereunder or for any reduction or termination of any Commitment, (iv) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Notes, or the number of Banks, which shall be required for the Banks or any of them to take any action under this Section or any other provision of this Agreement, (v) release the Guaranty or any Qualified Borrower Guaranty or (vi) modify the provisions of this Section 9.5.
               (b) The provisions in Sections 5.1, 5.8 through 5.14 and 6.1(b) through (i) and 6.1(l) through (r) of this Agreement (the “AMB Revolver Provisions”), contain or are expected to contain essentially the same provisions with respect to the Borrower and the Guarantor as those contained in Sections 5.1, 5.8 through 5.14 and 6.1(b) through (i) and 6.1(l) through (r) of the Credit Agreements (as defined below). In the event that the Borrower, Guarantor, Administrative Agent and/or one or more administrative agents under any of the Credit Agreements propose in writing to modify, waive or restate, or request a consent or approval with respect to, the AMB Revolver Provisions (and related definitions) in any Credit Agreement (which may include a written waiver of an existing actual or potential Default or Event of Default that is intended to be eliminated by such modification, restatement or waiver (other than an actual Event of Default under Section 6.1(b) with respect to the covenants contained in Section 5.8 only)) (individually, a “Covenant Modification”) and request corresponding changes to this Agreement, then any such Covenant Modifications shall be subject to the approval of the Requisite Lenders and, simultaneously with approval of such Covenant Modifications by the Requisite Lenders, this Agreement shall be deemed modified or restated, or such waiver, consent or approval shall be deemed granted, in a manner consistent with such approved Covenant Modifications, provided, however, that all the Banks shall have received notice of any such proposed Covenant Modification, together with reasonable time to respond thereto. If requested by the Borrower, Guarantor or Administrative Agent, the Borrower, Guarantors, Administrative Agent and each Bank shall execute and deliver a written amendment to, restatement of, or waiver, consent or approval under, this Agreement memorializing such modification, restatement, waiver, consent or approval. Notwithstanding the foregoing, however, nothing in this Section 9.5(b) shall be deemed to affect the rights of each Bank under the provisions of clauses (A) and (B) of Section 9.5(a) and no Covenant Modification shall be deemed to effect a change to such provisions.
               In addition, the Borrower will be obligated to pay to the Administrative Agent and the Banks fees calculated in the same manner as any and all fees as the Borrower shall pay to the agents and the lenders under the other Credit Agreement in connection with such approved Covenant Modifications.
               For the purposes of this Section 9.5(b), “Credit Agreements” means (i) this Agreement, (ii) the Revolving Credit Agreement to be entered into on or about the date of this Agreement providing for loans in Yen and other alternate currencies to one or more qualified borrowers among one or more qualified borrowers, Borrower and Guarantor, as guarantors,

Sumitomo Mitsui Banking Corporation, as administrative Agent, Sumitomo Mitsui Banking Corporation, as sole lead arranger and sole joint bookrunner, and the other banks and agents listed therein (the “Yen Revolving Credit Agreement”), (iii) the Revolving Credit Agreement, and (iv) any other credit agreement or loan agreement under which Borrower is a borrower or guarantor which contains any financial covenants applicable to Borrower that are substantially similar to the financial covenants set forth in this Agreement from the date designated by Borrower from time to time in a written notice to the Administrative Agent until the date Borrower revokes such designation in a written notice to the Administrative Agent, in each case, as any of the foregoing may be further amended, amended and restated, replaced, refinanced, supplemented or otherwise modified from time to time.
               For the purposes of this Section 9.5(b) only, “Requisite Lenders” means at any time the lenders (including the Banks) having at least 51% of the aggregate amount of (i) all commitments under any Credit Agreement for which the lender commitments are still in effect, and (ii) the aggregate unpaid principal amount of the loans under any Credit Agreement under which the lender commitments have been terminated. For purposed of calculating the Requisite Lenders, (x) in the case of swingline loans, the amount of each lender’s funded participation interest in such swingline loans shall be considered as if it were a direct loan and not a participation interest, and the aggregate amount of swingline loans owing to the swingline lender shall be consider as reduced by the amount of such funded participation interests, and (y) in the case of letters of credit, the amount of each lender’s participation, in any such letter of credit shall be considered as if it were a direct loan from such lender.
          Section 9.6 Successors and Assigns.
               (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Borrower may not assign or otherwise transfer any of its rights under this Agreement or the other Loan Documents without the prior written consent of all Banks and the Administrative Agent and a Bank may not assign or otherwise transfer any of its interest under this Agreement except as permitted in subsection (b) and (c) of this Section 9.6.
               (b) Prior to the occurrence of an Event of Default, any Bank may at any time, grant to an existing Bank, one or more banks, finance companies, insurance companies or other financial institutions (a “Participant”) in minimum amounts of not less than €3,500,000 (or any lesser amount in the case of participations to an existing Bank) participating interests in its Commitment or any or all of its Loans. After the occurrence and during the continuance of an Event of Default, any Bank may at any time grant to any Person in any amount (also a “Participant”), participating interests in its Commitment or any or all of its Loans. Any participation made during the continuation of an Event of Default shall not be affected by the subsequent cure of such Event of Default. In the event of any such grant by a Bank of a participating interest to a Participant, whether or not upon notice to the Borrower and the Administrative Agent, such Bank shall remain responsible for the performance of its obligations hereunder, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Bank in connection with such Bank’s rights and obligations under this Agreement. Any agreement pursuant to which any Bank may grant such a participating interest shall provide that such Bank shall retain the sole right and responsibility to enforce the obligations of the Borrower hereunder including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement; provided that such participation agreement may provide that such Bank will not agree to any modification, amendment or waiver of this Agreement described in clause (i), (ii), (iii), (iv) or (v) of Section 9.5 without the consent of the Participant. The Borrower agrees that each Participant shall, to the extent provided in its participation agreement, be entitled to the benefits of Article VIII with respect to its participating interest.
               (c) Any Bank may at any time assign to a Qualified Institution (in each case, an “Assignee”) (i) prior to the occurrence of an Event of Default, in minimum amounts of not less than Five Million Euros (€5,000,000) and integral multiple of One Million Euros (€1,000,000) thereafter (or any lesser amount in the case of assignments to an existing Bank) and (ii) after the occurrence and during the continuance of an Event of Default, in any amount, all or a proportionate part of all, of its rights and obligations under this Agreement, the Notes and the other Loan Documents, and, in either case, such Assignee shall assume such rights and obligations, pursuant to a Transfer Supplement in substantially the form of Exhibit “D” hereto executed by such Assignee and such transferor Bank; provided, that such assignment shall be subject to the Administrative Agent’s consent and, provided that no Event of Default shall have occurred and be continuing, the Borrower’s consent, which consents shall not be unreasonably withheld or delayed; and provided further that if an Assignee is an affiliate of such transferor Bank (unless such transferor Bank is a Defaulting Bank) or was a Bank (unless such Bank is a Defaulting Bank) immediately prior to such assignment, no such consent of Borrower shall be required. Upon execution and delivery of such instrument and payment by such Assignee to such transferor Bank of an amount equal to the purchase price agreed between such transferor Bank and such Assignee, such Assignee shall be a Bank party to this Agreement and shall have all the rights and obligations of a Bank with a Commitment as set forth in such instrument of assumption, and no further consent or action by any party shall be required and the transferor Bank shall be released from its obligations hereunder to a corresponding extent. Upon the consummation of any assignment pursuant to this subsection (c), the transferor Bank, the Administrative Agent and the Borrower shall make appropriate arrangements so that, if required, a new Note is issued to the Assignee. In connection with any such assignment (other than an assignment by a Bank to an affiliate), the transferor Bank shall pay to the Administrative Agent an administrative fee for processing such assignment in the amount of $3,500. If the Assignee is not incorporated under the laws of the United States of America or a state thereof, it shall deliver to the Borrower and the Administrative Agent certification as to exemption from deduction or withholding of any United States federal income taxes in accordance with Section 8.4. Any assignment made during the continuation of an Event of Default shall not be affected by any subsequent cure of such Event of Default.
               (d) Intentionally Omitted.
               (e) Any Bank may at any time assign all or any portion of its rights under this Agreement and its Note, to a Federal Reserve Bank. No such assignment shall release the transferor Bank from its obligations hereunder.
               (f) No Assignee, Participant or other transferee of any Bank’s rights shall be entitled to receive any greater payment under Section 8.3 or 8.4 than such Bank would have been entitled to receive with respect to the rights transferred, unless such transfer is made with the Borrower’s prior written consent or by reason of the provisions of Section 8.2, 8.3 or 8.4 requiring such Bank to designate a different Applicable Lending Office under certain circumstances or at a time when the circumstances giving rise to such greater payment did not exist.
               (g) No Assignee of any rights and obligations under this Agreement shall be permitted to further assign less than all of such rights and obligations. No participant in any rights and obligations under this Agreement shall be permitted to sell subparticipations of such rights and obligations.
               (h) Anything in this Agreement to the contrary notwithstanding, so long as no Event of Default shall have occurred and be continuing, no Bank shall be permitted to enter into an assignment of, or sell a participation interest in, its rights and obligations hereunder which would result in such Bank holding a Commitment without participants of less than Five Million Euros (€5,000,000) (or in the case of each of the Administrative Agent or the Syndication Agent, Ten Million Euros (€10,000,000)) unless as a result of a cancellation or reduction of the aggregate Commitments; provided, however, that no Bank shall be prohibited from assigning its entire Commitment so long as such assignment is otherwise permitted under this Section 9.6.
          Section 9.7 Collateral. Each of the Banks represents to the Administrative Agent and each of the other Banks that it in good faith is not relying upon any “margin stock” (as defined in Regulation U) as collateral in the extension or maintenance of the credit provided for in this Agreement.
          Section 9.8 Governing Law; Submission to Jurisdiction; Judgment Currency.
               (a) This agreement and the other loan documents and the rights and obligations of the parties hereunder and thereunder shall be construed in accordance with and be governed by the laws of the State of New York pursuant to Section 5-1401 of the General Obligations Law of the State of New York (without giving effect to the principles thereof relating to conflicts of law).
               (b) Any legal action or proceeding with respect to this Agreement or any other Loan Document and any action for enforcement of any judgment in respect thereof may be brought in the courts of the State of New York or of the United States of America for the Southern District of New York, and, by execution and delivery of this Agreement, the Borrower hereby accepts for itself and in respect of its property and each Qualified Borrower, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts and appellate courts from any thereof. The Borrower irrevocably consents, for itself and each Qualified Borrower, to the service of process out of any of the aforementioned courts in any such action or proceeding by the hand delivery, or mailing of copies thereof by registered or certified mail, postage prepaid, to the Borrower or Qualified Borrower at its address set forth below. The Borrower hereby, for itself and each Qualified Borrower, irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement or any other Loan Document brought in the courts referred to above and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum. Nothing herein shall affect the right of the Administrative Agent to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against the Borrower or a Qualified Borrower in any other jurisdiction.
               (c) If for the purpose of obtaining judgment in any court it is necessary to convert a sum due hereunder in one currency into another currency, the parties hereto agree, to the fullest extent that they may effectively do so under applicable law, that the rate of exchange used shall be the spot rate at which in accordance with normal banking procedures the first currency could be purchased in New York City with such other currency by the person obtaining such judgment on the Business Day preceding that on which final judgment is given.
               (d) The parties agree, to the fullest extent that they may effectively do so under applicable law, that the obligations of the Borrower or any Qualified Borrower to make payments in any currency of the principal of and interest on the Loans of the Borrower and any Qualified Borrower and any other amounts due from the Borrower or any Qualified Borrower hereunder to the Administrative Agent as provided herein (i) shall not be discharged or satisfied by any tender, or any recovery pursuant to any judgment (whether or not entered in accordance with Section 9.8(c)), in any currency other than the relevant currency, except to the extent that such tender or recovery shall result in the actual receipt by the Administrative Agent at its relevant office on behalf of the Banks of the full amount of the relevant currency expressed to be payable in respect of the principal of and interest on the Loans and all other amounts due hereunder (it being assumed for purposes of this clause (i) that the Administrative Agent will convert any amount tendered or recovered into the relevant currency on the date of such tender or recovery), (ii) shall be enforceable as an alternative or additional cause of action for the purpose of recovering in the relevant currency the amount, if any, by which such actual receipt shall fall short of the full amount of the relevant currency so expressed to be payable and (iii) shall not be affected by an unrelated judgment being obtained for any other sum due under this Agreement.
          Section 9.9 Counterparts; Integration; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement constitutes the entire agreement and understanding among the parties hereto and supersedes any and all prior agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective upon receipt by the Administrative Agent and the Borrower of counterparts hereof signed by each of the parties hereto (or, in the case of any party as to which an executed counterpart shall not have been received, receipt by the Administrative Agent in form satisfactory to it of telegraphic, telex or other written confirmation from such party of execution of a counterpart hereof by such party).
          Section 9.10 WAIVER OF JURY TRIAL. EACH OF THE BORROWER, THE ADMINISTRATIVE AGENT, THE SYNDICATION AGENT AND THE BANKS HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

          Section 9.11 Survival. All indemnities set forth herein shall survive the execution and delivery of this Agreement and the other Loan Documents and the making and repayment of the Loans hereunder.
          Section 9.12 Domicile of Loans. Each Bank may transfer and carry its Loans at, to or for the account of any domestic or foreign branch office, subsidiary or affiliate of such Bank.
          Section 9.13 Limitation of Liability. No claim may be made by the Borrower or any other Person acting by or through Borrower against the Administrative Agent, the Syndication Agent or any Bank or the affiliates, directors, officers, employees, attorneys or agent of any of them for any punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement or by the other Loan Documents, or any act, omission or event occurring in connection therewith; and the Borrower hereby, for itself and each Qualified Borrower, waives, releases and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.
          Section 9.14 Recourse Obligation. This Agreement and the Obligations hereunder are fully recourse to the Borrower. Notwithstanding the foregoing, no recourse under or upon any obligation, covenant, or agreement contained in this Agreement shall be had against (i) any officer, director, shareholder or employee of the Borrower or General Partner or (ii) any general partner of Borrower other than General Partner, in each case except in the event of fraud or misappropriation of funds on the part of such officer, director, shareholder or employee or such general partner.
          Section 9.15 Confidentiality. The Administrative Agent, the Syndication Agent, the Lead Arrangers and each Bank shall use reasonable efforts to assure that information about Borrower, General Partner and its Subsidiaries and Investment Affiliates, and the Properties thereof and their operations, affairs and financial condition, not generally disclosed to the public, which is furnished to Administrative Agent, the Syndication Agent, the Lead Arrangers or any Bank pursuant to the provisions hereof or any other Loan Document is used only for the purposes of this Agreement and shall not be divulged to any Person other than the Administrative Agent, the Banks, and their affiliates and respective officers, directors, employees and agents who are actively and directly participating in the evaluation, administration or enforcement of the Loan and other transactions between such Bank and the Borrower, except: (a) to their attorneys and accountants, (b) in connection with the enforcement of the rights and exercise of any remedies of the Administrative Agent and the Banks hereunder and under the other Loan Documents, (c) in connection with assignments and participations and the solicitation of prospective assignees and participants referred to in Section 9.6 hereof, who have agreed in writing to be bound by a confidentiality agreement substantially equivalent to the terms of this Section 9.15, and (d) as may otherwise be required or requested by any regulatory authority having jurisdiction over the Administrative Agent or any Bank or by any applicable law, rule, regulation or judicial process (but only to the extent not in violation, conflict or inconsistent with the applicable regulatory requirement, request, summons or subpoena); provided, however, that in the event a Bank receives a summons or subpoena to disclose confidential information to any party, such Bank shall, if legally permitted, endeavor to notify

Borrower thereof as soon as possible after receipt of such request, summons or subpoena and Borrower shall be afforded an opportunity to seek protective orders, or such other confidential treatment of such disclosed information, as Borrower and Administrative Agent may deem reasonable.
          Section 9.16 Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Bank becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender :
               (a) Intentionally Omitted;
               (b) the Commitment of such Defaulting Lender shall not be included in determining whether the Majority Banks have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.5); except (i) such Defaulting Lender’s Commitment may not be increased or extended without its consent and (ii) the principal amount of, or interest or fees payable on, Loans may not be reduced or excused or the scheduled date of payment may not be postponed as to such Defaulting Lender (except as otherwise provided herein) without such Defaulting Lender’s consent;
               (c) Intentionally Omitted.
               (d) Intentionally Omitted.
               (e) If at any time any Bank becomes a Defaulting Lender, then until such time as the Administrative Agent and the Borrower each agrees that such Defaulting Lender has adequately remedied all matters that caused such Bank to be a Defaulting Lender, the Borrower shall have the right, upon five (5) Business Days’ notice to the Administrative Agent to either (x) cause a bank, reasonably acceptable to the Administrative Agent, to offer to purchase the Commitments of such Defaulting Lender for an amount equal to such Defaulting Lender’s outstanding Loans, and to become a Bank hereunder, or to obtain the agreement of one or more existing Banks to offer to purchase the Commitments of such Defaulting Lender for such amount, which offer such Defaulting Lender is hereby required to accept, or (y) to repay in full all Loans then outstanding of such Defaulting Lender, together with interest and all other amounts due thereon, upon which event, such Defaulting Lender’s Commitment shall be deemed to be cancelled pursuant to Section 2.11(c).
          Section 9.17 Banks’ ERISA Covenant. Each Bank, by its signature hereto or on the applicable Transfer Supplement, hereby agrees (a) that on the date any Loan is disbursed hereunder no portion of such Bank’s Pro Rata Share of such Loan will constitute “assets” within the meaning of 29 C.F.R. § 2510.3-101 of an “employee benefit plan” within the meaning of Section 3(3) of ERISA or a “plan” within the meaning of Section 4975(e)(1) of the Code, and (b) that following such date such Bank shall not allocate such Bank’s Pro Rata Share of any Loan to an account of such Bank if such allocation (i) by itself would cause such Pro Rata Share of such Loan to then constitute “assets” (within the meaning of 29 C.F.R. § 2510.3-101) of an “employee benefit plan” within the meaning of Section 3(3) of ERISA or a “plan” within the meaning of Section 4975(e)(1) of the Code and (ii) by itself would cause such Loan to constitute a prohibited transaction under ERISA or the Code (which is not exempt from the restrictions of

Section 406 of ERISA and Section 4975 of the Code and the taxes and penalties imposed by Section 4975 of the Code and Section 502(i) of ERISA) or any Agent or Bank being deemed in violation of Section 404 of ERISA.
          Section 9.18 Intentionally Omitted.
          Section 9.19 Optional Increase in Commitments Optional Increase in Commitments. At any time, provided no Event of Default shall have occurred and then be continuing, the Borrower may, if it so elects, increase the aggregate amount of the Commitments (subject to proviso (b) in the next sentence), either by designating a Qualified Institution not theretofore a Bank to become a Bank (such designation to be effective only with the prior written consent of the Administrative Agent, which consent will not be unreasonably withheld) and/or by agreeing with an existing Bank or Banks that such Bank’s Commitment shall be increased. Upon execution and delivery by the Borrower and such Bank or other financial institution of an instrument in form reasonably satisfactory to the Administrative Agent, such existing Bank shall have a Commitment as therein set forth or such Qualified Institution shall become a Bank with a Commitment as therein set forth and all the rights and obligations of a Bank with such a Commitment hereunder; provided that:
               (a) the Borrower shall provide prompt notice of such increase to the Administrative Agent, who shall promptly notify the Banks; and
               (b) the amount of such increase, together with all other increases in the aggregate amount of the Commitments pursuant to this Section 9.19 since the date of this Agreement, does not cause the Facility Amount to exceed €256,185,038.79.
Upon any increase in the aggregate amount of the Commitments pursuant to this Section 9.19, within five Business Days (in the case of any Base Rate Loans then outstanding) or at the end of the then current Interest Period with respect thereto (in the case of any Euribor Loans then outstanding), as applicable, each Bank’s Pro Rata Share shall be recalculated to reflect such increase in the Commitments.
          Section 9.20 Documentation Agents. Each of the Borrower, the Agents and each Bank acknowledges and agrees that (a) the obligations of the Documentation Agents hereunder shall be limited to those obligations that are expressly set forth herein, if any, and the Documentation Agents shall not be required to take any action or assume any liability except as may be required in each of their capacity as a Bank hereunder, and (b) the indemnifications set forth herein for the benefit of the Agents shall also run to the benefit of the Documentation Agents to the extent any of them incurs any loss, cost or damage arising from its capacity as a Documentation Agent.
          Section 9.21 USA PATRIOT Act. Each Bank hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Bank to identify the Borrower in accordance with the Act.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

AMB PROPERTY, L.P., a Delaware limited partnership
By: AMB PROPERTY CORPORATION, a Maryland corporation and its sole general partner

By:	/s/ Thomas S. Olinger
	Name:	Thomas S. Olinger
	Title:	Chief Financial Officer

Facsimile number: Address:	(415) 394-9001 Pier 1, Bay 1 San Francisco, California 94111 Attn: Chief Financial Officer
TOTAL COMMITMENTS: €153,711,023.28

HSBC BANK USA, N.A., as Administrative Agent and as a Bank

By:	/s/ Jason Huck
	Name:	Jason Huck
	Title:	Vice President

Commitment: €25,618,503.88

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK, as Syndication Agent, Joint Lead Arranger and Bookrunner, and as a Bank
By:	/s/ John A. Wain
	Name:	John A. Wain
	Title:	Managing Director

By:	/s/ Daniel J. Reddy
	Name:	Daniel J. Reddy
	Title:	Director

Commitment: €25,618,503.88

MORGAN STANLEY SENIOR FUNDING, INC., as Documentation Agent
By:	/s/ Ryan Vetsch
	Name:	Ryan Vetsch
	Title:	Vice President

MORGAN STANLEY BANK, N.A., as a Bank
By:	/s/ Ryan Vetsch
	Name:	Ryan Vetsch
	Title:	Vice President

Commitment: €58,556,580,30

HSBC BANK plc, as a Bank
By:	/s/ Ian Goldsworthy
	Name:	Ian Goldsworthy
	Title:	Managing Director and Head of UK Real Estate HSBC Bank plc

Commitment: €18,298,931.34

SUMITOMO MITSUI BANKING CORPORATION, as a Bank
By:	/s/ William G. Karl
	Name:	William G. Karl
	Title:	General Manager

Commitment: €14,639,145.07

SOCIETE GENERALE, as a Bank
By:	/s/ Gregoire Simon-Barboux
	Name:	Gregoire Simon-Barboux
	Title:	Deputy Global Head of Real Estate: Lodging

Commitment: €10,979,358.81

SCHEDULE 1.1
Initial Unencumbered Properties

SCHEDULE 4.4(b)
Disclosure of
Additional Material Indebtedness
None

SCHEDULE 4.6
Borrower and General Partner ERISA Plans
The employees of Borrower may currently participate in a 401(k) Plan.
Other benefits for employees include: health care plans, dental care, vision care, stock option and incentive plan, non-qualified deferred compensation plan (for officers only), life insurance and accidental death and dismemberment plan, flexible spending account, travel/accident insurance, short-term disability, long-term disability, sick time, vacation time, personal days, holidays, employee assistance program, work/life benefits, and direct paycheck deposit.

SCHEDULE 5.11(c)(1)
Interests owned by General Partner
AMB Property Holding Corporation
AMB Property Holding II Corporation
AMB Property Holding III Corporation

SCHEDULE 5.11(c)(2)
General Partner owned Interests
AMB Property Holding Corporation
AMB Property Holding II Corporation
AMB Property Holding III Corporation